FLEXIBLE EARLY PURCHASE FACILITY

(Repo Contract)

MULTIFAMILY AND HEALTH CARE MORTGAGE LOAN REPURCHASE AGREEMENT

THIS MULTIFAMILY AND HEALTH CARE MORTGAGE LOAN REPURCHASE AGREEMENT (“Agreement”), dated as of May 31, 2006, is by and between WASHINGTON MUTUAL BANK, a federal association, (“Washington Mutual”) and MMA MORTGAGE INVESTMENT CORPORATION, a Florida corporation (“Seller”).

Recitals

A. Seller originates multifamily mortgage loans and health care facility mortgage loans and sells such loans (or securities backed by such loans) to one or more Takeout Investors (as defined herein) pursuant to purchase agreements and related purchase commitments.

B. A sale of mortgage loan (or a security backed by such a loan) to a Takeout Investor is normally completed some days or weeks after the mortgage loan was originated. The period of time between the origination of the mortgage loan and sale of it (or of a security backed by it) to the Takeout Investor is referred to herein as the “Post-Origination Period.” Normally the Post-Origination Period does not exceed ninety (90) days. During the Post-Origination Period, Seller continues to service the mortgage loan, Seller assembles documents and information concerning the mortgage loan and submits related files, and the Takeout Investor reviews the files for compliance with the applicable requirements. Seller normally completes the sale of the mortgage loan (or the security backed by it) to the Takeout Investor one (1) Business Day after the Takeout Investor approves the files and determines that all other conditions precedent to the sale have been satisfied or waived.

C. Washington Mutual now wishes to offer to purchase certain qualifying mortgage loans after such a mortgage loan has been originated, on a servicing-retained basis, subject to Seller’s obligation to repurchase the mortgage loan (or a security backed by such mortgage loan) from Washington Mutual and further subject to the terms and conditions of this Agreement.

Agreement

1. Definitions. The following definitions apply (except to the extent such definitions are modified in an Annex):

“Acquisition Date” means, with respect to any Eligible Mortgage Loan, the date of payment by MBF to Seller of the Acquisition Price.

“Acquisition Price” means, with respect to each Eligible Mortgage Loan, the amount specified in Annex 1 for that type of Eligible Mortgage Loan.

“Act of Insolvency” means (a) the commencement by Seller as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or a request by Seller for the appointment of a receiver, trustee, custodian or similar official for Seller or any substantial part of its property; (b) the commencement of any such case or proceeding against Seller, or another’s seeking such appointment, or the filing against Seller of an application for a protective decree which (i) is consented to or not timely contested by Seller, or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect and that continues undischarged or unstayed for sixty (60) days or (iii) is not dismissed or stayed within sixty (60) days; (c) the making by Seller of a general assignment for the benefit of creditors; or (d) the admission in writing by Seller that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due.

“Adjusted Tangible Net Worth” means the total of (a) net worth, determined in accordance with GAAP, plus (b) an amount equal to seventy-five percent (75%) of the Fair Market Value (as defined herein) of Seller’s Servicing Portfolio, minus (c) any advances or loans to or investments in Seller’s shareholders, officers or entities that are controlled by Seller’s shareholders or officers, minus (d) organizational costs net of accumulated amortization, minus (e) servicing contracts net of accumulated amortization, and minus (f) other items treated as intangible assets under GAAP. For such purposes, the term “Fair Market Value” means the current fair market value of the Servicing Portfolio as reasonably determined by Washington Mutual based on appraisals of independent appraisers reasonably satisfactory to Washington Mutual (if such appraisals present a range of values, Washington Mutual shall apply the midpoint of such values to determine the Fair Market Value).

“Administrative Costs” means those fees, charges and expenses listed on Exhibit A.

“Affiliate” means, as to a specified Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) that is a director, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person; (c) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person; or (d) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities.

“Agencies” means Fannie Mae, Freddie Mac, Ginnie Mae, and HUD.

“Agency Guidelines” means those requirements, standards and procedures which may be adopted by the Agencies from time to time with respect to their purchase, insurance, or guaranty of mortgage loans, which requirements govern the Agencies’ willingness to purchase, insure, and/or guaranty such loans.

“Agency Security” means a Mortgage-backed Security issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

“Agreement” is defined in the preamble.

“Annual Reporting Date” is defined in Annex 1.

"Appraisal” means the appraisal of the Servicing Portfolio that Fannie Mae requires on an annual basis pursuant to its requirements for Seller as a DUS Lender; provided, however, that if during any calendar year Seller is not required by Fannie Mae to obtain an appraisal of the Servicing Portfolio, Appraisal shall mean the following: a certificate of independent certified public accountants or independent financial consultants selected by the Seller and reasonably satisfactory to MBF as to the Appraisal Value of the Servicing Portfolio, which shall evaluate such Servicing Contracts based upon reasonably determined categories of the Mortgage Loans contained therein, which certificate shall be in form, substance and detail reasonably satisfactory to MBF. For such purposes, the term “Appraisal Value” means, at any date of determination, with respect to the Servicing Portfolio, the median fair market value of Seller’s right to service Mortgage Loans pursuant to such Servicing Contracts, calculated as a percentage of the unpaid principal amount of each Mortgage Loan serviced pursuant thereto, as set forth in the most recent Appraisal.

“Approved Custodian” means a pool custodian or other Person which is deemed acceptable to MBF from time to time in its sole discretion to hold a Mortgage Loan for inclusion in a Mortgage Pool or to hold a Mortgage Loan as agent for a Takeout Investor who has issued a Takeout Commitment for such Mortgage Loan.

“Assignment in Blank” means each assignment of mortgage in recordable form and otherwise in form and substance satisfactory to MBF, executed in blank by Seller and delivered to MBF as part of the Dry Funding Documents Package or the Wet Funding Documents Package.

“Bailee Letter” means a letter as may be acceptable to the Takeout Investor and to MBF in its sole discretion, pursuant to which MBF will release a Mortgage Note or Mortgage Security to another Person before MBF has received the Repurchase Price proceeds for the related Mortgage Loan or Mortgage Security.

“Business Day” means any day other than a Saturday, Sunday or other day on which MBF is closed for business.

“Capitalized Lease” means any lease under which rental payments are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capitalized Rentals” means the amount of aggregate rentals due and to become due under all Capitalized Leases under which Seller is a lessee that would be reflected as a liability on a balance sheet of Seller.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Outstandings” means, at any one time, the aggregate Acquisition Price of all Mortgage Loans purchased hereunder and then owned by MBF (or released by MBF in exchange for a Mortgage Security then owned by MBF).

“Confidential Information” means, with respect to a party, information about hardware, software, screens, specifications, designs, plans, drawings, data, prototypes, discoveries, research, developments, methods, processes, procedures, improvements, “know-how”, compilations, market research, marketing techniques and plans, business plans and strategies, customer names and all other information related to customers, price lists, pricing policies and financial information or other business and/or technical information and materials, in oral, demonstrative, written, graphic or machine-readable form, which is unpublished, not available to the general public or trade, and maintained as confidential and proprietary information by the disclosing party for regulatory, customer relations, and/or competitive reasons. Confidential Information also includes such confidential and proprietary information or material belonging to a disclosing party or to which the other party may obtain knowledge or access through or as a result of the performance of its obligations under the Agreement. Confidential Information also includes any information described above which the disclosing party has obtained in confidence from another party who treats it as proprietary or designates it as Confidential Information, whether or not owned or developed by the disclosing party. Without limiting the foregoing, Confidential Information includes all such information provided to each party by the other party both before and after the date of this Agreement and also includes the terms of this Agreement.

“Conventional Mortgage Loan” means a Multifamily Mortgage Loan or a Health Care Mortgage Loan other than a Fannie Mae DUS Mortgage Loan, an FHA Project Mortgage Loan, an FHA Construction Mortgage Loan, a Freddie Mac Mortgage Loan, or a HUD Mortgage Loan.

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to originate, document or service the Mortgage Loan or for the issuance of a related Mortgage Security.

“Current Assets” means, with respect to any person at any date, those assets set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, as current assets, defined as those assets that are now cash or will be by their terms or disposition be converted to cash within one year of the date of calculation.

“Current Liabilities” means, with respect to any person at any date, those liabilities set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, as current liabilities, defined as those liabilities due upon demand or within one year from the date of calculation.

“Current Ratio” means, with respect to any person at any date, the sum of the amounts set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, as Current Assets divided by the sum of the amounts set forth in such consolidated balance sheet as Current Liabilities.

“Custodial Account” is defined in Section 5.2.

“Debt” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; and (b) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; provided, however, that, for purposes of this Agreement, there shall be excluded from Debt at any date loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Subordinated Debt.

“Debt Service Coverage Ratio” means, as calculated for each period of four consecutive fiscal quarters of Seller, the ratio of: (a) the remainder of (i) Earnings Before Interest, Depreciation and Amortization for such four-quarter period, less (ii) any non-cash revenues included in (a)(i) pursuant to application of FAS 140 or any similar requirement of GAAP; to (b) the sum of (i) mandatory principal payments of Indebtedness of Seller, plus (ii) the interest expense of Seller (determined in accordance with GAAP), each of the same four-quarter period.

“Default” means the occurrence or non-occurrence of any event that, with the giving of notice, the lapse of time, or both, would become an Event of Default.

“Default Rate” is defined in Annex 1.

“Defective Mortgage Loan” means a Mortgage Loan (i) that does not conform to any one or more of the representations or warranties made by Seller pursuant to Section 11, (ii) that is sold in a transaction in which any one or more of the representations and warranties of Seller contained in Section 12 are not true, correct and complete on the Acquisition Date, (iii) that is subject to a Takeout Commitment with respect to which Seller is in default, (iv) that is rejected or excluded for any reason (other than default by MBF) from the related Takeout Commitment by the Takeout Investor, (v) that is not purchased by the Takeout Investor in compliance with the Takeout Commitment and this Agreement at or prior to the expiration or termination of the Takeout Commitment for any reason (other than default by MBF), or (vi) that is not repurchased by Seller in compliance with the provisions of Section 7.

“Deposit Agreement” means that certain letter agreement dated June 3, 2005 between Washington Mutual and Municipal Mortgage & Equity, LLC regarding deposit accounts maintained at Washington Mutual.

“Dry Funding” means any purchase of a Mortgage Loan on the Acquisition Date that is not a Wet Funding.

“Dry Funding Documents Package” means, with respect to any Mortgage Loan, the applicable documents designated as such on Exhibit D, each in form and substance satisfactory to MBF in its sole discretion.

“DUS Program” means Fannie Mae’s Delegated Underwriting and Servicing Guide program.

“Early Repurchase Date” is defined in Section 8.2(b).

“Earnings Before Interest, Depreciation and Amortization” means the net income of Seller before deductions for interest expense, depreciation and amortization, all as determined in accordance with GAAP, excluding therefrom (a) nonoperating gains (including, without limitation, extraordinary or unusual gains, gains arising from the sale of assets other than inventory and other nonrecurring gains) during such period and (b) similar nonoperating losses (including, without limitation, losses arising from the sale of assets other than inventory and other nonrecurring losses) during such period.

“Effective Date” means the date this Agreement is executed by both parties (which shall conclusively be deemed to be the date appearing in the preamble absent manifest error), unless a contrary intent specifically appears herein.

“Eligible Bank” means an FDIC-insured bank selected by Seller, licensed to conduct trust and other banking business in any state in which Seller conducts operations, and in compliance at all times with all applicable Agency Guidelines.

“Eligible Mortgage Loan” means a Mortgage Loan that, at all times during the term of this Agreement, (a) is, without duplication, a Conventional Mortgage Loan, a Fannie Mae DUS Mortgage Loan, an FHA Project Mortgage Loan, an FHA Construction Mortgage Loan, a Freddie Mac Mortgage Loan, or a HUD Mortgage Loan, (b) is evidenced by loan documents that are the standard forms approved by Fannie Mae, Freddie Mac, FHA or HUD or forms previously approved by Fannie Mae, Freddie Mac, FHA or HUD or approved, in writing, by MBF in its sole discretion; and (c) except in the case of FHA Construction Mortgage Loans, has closed less than thirty (30) days prior to the date of delivery to MBF.

“Eligible Mortgage Pool” means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification (on the basis of which an Agency Security is to be issued), (b) there exists a Takeout Commitment covering the related Agency Security, and (c) such Agency Security will be delivered to MBF.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder, as amended from time to time, and any successor statute, rules and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Seller within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Seller or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Seller or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA upon Seller or any ERISA Affiliate in connection with the termination of a Pension Plan.

“Event of Default” means any of the following events shall have occurred and be continuing:

(i) Seller fails to remit any sum due to MBF under Section 5.2 or Section 6.2 when due; or

(ii) Seller fails to repurchase any Mortgage Loan or Mortgage Security at the time and for the amount required under Section 7.3 or Section 8.2; or

(iii) in any thirty (30) day period, MBF requires Seller to repurchase more than two (2) Mortgage Loans and/or Mortgage Securities pursuant to Section 8.2; or

(iv) any representation or warranty made by Seller in connection with this Agreement or contained herein (other than representations and warranties concerning Mortgage Loans made pursuant to Section 11 hereof) is inaccurate or incomplete in any material respect on or as of the date made or hereafter becomes untrue; or

(v) Seller fails in the observance or performance of any duty, responsibility or obligation contained in this Agreement, other than a duty to remit on a Remittance Date or to repurchase a Mortgage Loan or Mortgage Security, and such failure continues unremedied for a period of thirty (30) days after the earliest of (1) receipt by Seller of notice from MBF of that failure, (2) receipt by MBF of notice from Seller of that failure, or (3) the date Seller should have notified MBF of that failure under Section 13.4(c) hereof; or

(vi) any Act of Insolvency occurs; or

(vii) one or more judgments or decrees are entered against Seller involving claims not paid or not fully covered by insurance, and that exceed, in the aggregate Seven Million Five Hundred Thousand Dollars ($7,500,000.00), and all such judgments or decrees are not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from entry thereof; or

(viii) any Agency, or private investor, or any other party seizes or takes control of Seller’s servicing portfolio, for breach of any servicing agreement applicable to such servicing portfolio or for any other reason whatsoever; or

(ix) any Agency or Regulatory Authority revokes Seller’s authority to originate Mortgage Loans; or

(x) Any event of default occurs under the Warehouse Agreement;

(xi) Seller or any of its Subsidiaries fails to pay when due any other Indebtedness in the aggregate amount equal to or greater than the amount specified in Annex 1 beyond any period of grace provided, or there occurs any breach or default with respect to any material term of any other Indebtedness, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, Indebtedness of Seller or one of its Subsidiaries in the aggregate amount equal to or greater than the amount specified in Annex 1 to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, if required);

(xii) there is a Material Adverse Change; or

(xiii) Seller defaults under any mortgage loan repurchase arrangement similar to this Agreement which it may have with any other party, under any mortgage loan purchase arrangement which it may have with any party under which Seller sells mortgage loans (including, if applicable, a “purchase and sale contract” with MBF itself), or under any warehouse lending or correspondent lending arrangement which may support its mortgage loan program, beyond applicable notice and grace periods.

“Fannie Mae” means the corporation created under the laws of the United States known as Federal National Mortgage Association, and any successor corporation or organization.

“Fannie Mae DUS Mortgage Loan” means a Multifamily Mortgage Loan originated under the DUS Program.

“FAS 140” means Statement 140 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities promulgated by the Financial Accounting Standard Board, as the same may be restated, modified or changed from time to time.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“FHA” means the agency of the United States government known as the Federal Housing Administration, and any successor.

“FHA Construction Mortgage Loan” means an FHA fully-insured Mortgage Loan for the construction or substantial rehabilitation of a Multifamily Property or a Health Care Facility.

“FHA Project Mortgage Loan” means an FHA fully-insured permanent Multifamily Mortgage Loan or a Health Care Mortgage Loan.

“Freddie Mac” means the corporation created under the laws of the United States known as the Federal Home Loan Mortgage Corporation, and any successor.

“Freddie Mac Mortgage Loan” means a Mortgage Loan originated under the Freddie Mac issuer/servicer program.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Ginnie Mae” means the organization known as the Government National Mortgage Association, an agency of the United States, and any successor.

“Health Care Facility” means a retirement service center, an assistance living facility, an independent living facility, an adult day care center, a board and care facility, an intermediate care facility, a nursing home or a hospital.

“Health Care Mortgage Loan” means a Mortgage Loan that is secured by a Mortgage on a Health Care Facility and committed for purchase by a Takeout Investor pursuant to a Takeout Commitment.

“HUD” means the Department of Housing and Urban Development and any successor thereto.

“HUD Mortgage Loan” means a Multifamily Mortgage Loan that is insured by HUD and committed for purchase by a Takeout Investor pursuant to a Takeout Commitment.

“Indebtedness” means and includes, without duplication, (i) all items which in accordance with GAAP, consistently applied, would be included on the liabilities side of a balance sheet on the date as of which Indebtedness is to be determined (excluding shareholders’ equity), (ii) Capitalized Rentals under any Capitalized Lease, (iii) guaranties, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, indebtedness of others, and (iv) indebtedness secured by any mortgage, pledge, security interest or other Lien existing on any property owned by the Person with respect to which indebtedness is being determined, whether or not the indebtedness secured thereby shall have been assumed.

“Investment Return Rate” means the LIBOR Rate plus the number of basis points specified in Annex 1; provided, however, to the extent the Seller maintains Net Investable Balances with Washington Mutual, the Investment Return Rate as applied to Combined Outstandings matched to Net Investable Balances shall be equal to the fixed percentages per annum set forth in the chart below:

Net Investable Balances	Combined Outstandings	Investment Return Rate
< $20,000,000	Equal to Net Investable Balances	1.00%

=$20,000,000 but <$30,000,000	Equal to Net Investable Balances	0.825%

=$30,000,000	Equal to Net Investable Balances	0.65%

For the purposes of calculating the Investment Return Rate as applied to Combined Outstandings matched to Net Investable Balances at the time of any determination, Net Investable Balances may be used only to the extent such amounts were not used to the determine the fee payable to Municipal Mortgage & Equity, LLC under the Deposit Agreement and/or the NIB Advances under the Warehouse Agreement. For the purposes of the foregoing calculations, Seller and MBF agree that the Net Investable Balances shall be used in the following priority: (1) first, used in accordance with the Warehouse Agreement to determine the interest rate applicable to NIB Advances thereunder, (2) second, used in accordance with this Agreement to determine the Investment Return Rate, and (3) the balance, if any, used to determine the fee payable to Municipal Mortgage & Equity, LLC under the Deposit Agreement

“LIBOR Rate” means the rate of interest equal to the London Interbank Offered Rate for U.S. dollar deposits for an interest period of one (1) month as quoted or published by Telerate, Bloomberg or any other rate quoting service, selected by MBF in its sole discretion for an interest period of one (1) month, effective two (2) Business Days from the date of quotation. In the event such rate quoting service ceases to be selected by MBF, MBF’s determination of the LIBOR Rate shall be conclusive and binding on Seller absent manifest error.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.)

“Liquid Assets” means the following unrestricted and unencumbered assets owned by a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) as of any date of determination: (a) cash, (b) funds on deposit in accounts with any bank located in the United States (net of the aggregate amount payable under all outstanding and unpaid checks, drafts and similar items drawn by a Person against those accounts for all purposes), (c) investment grade commercial paper, (d) money market funds and (e) marketable securities.

“Litigation” means, as to any Person, any action, lawsuit, investigation, claim, proceeding, judgment, order, decree or resolution pending or threatened against or affecting such Person or the business, operations, properties or assets of such Person before, or by, any Regulatory Authority.

“Loan Purchase Detail” means a loan purchase detail, transmitted by facsimile in a form acceptable to Seller and MBF or transmitted electronically in an appropriate data layout, prepared by Seller, containing certain information regarding the characteristics of all Mortgage Loans being offered for sale by Seller to MBF on a particular Business Day.

“Loan Sale Confirmation” means, with respect to each Mortgage Loan purchased by MBF from Seller, a sale confirmation confirming the completion of MBF’s purchase of such Mortgage Loan, prepared by Seller and delivered to MBF by facsimile in the form of Exhibit C or delivered electronically in an appropriate data layout.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve Systems as in effect from time to time.

“Material Adverse Change” means any (i) material adverse effect upon the validity, performance or enforceability of this Agreement, (ii) material adverse effect upon the properties, business or condition, financial or otherwise, of Seller, or (iii) material adverse effect upon the ability of Seller to fulfill its obligations under this Agreement.

“Maximum Takeout Commitment Expiration Date” is defined in Annex 1.

“MBF” means Washington Mutual, operating through its unincorporated division commonly known as its Mortgage Banker Finance group, identified more completely by the contact information provided in Section 15.1.

“Mortgage” means the mortgage, deed of trust or other instrument creating a lien on an estate in real property securing a Mortgage Note.

“Mortgage Loan” means any whole mortgage loan evidenced by a Mortgage Note. The term “Mortgage Loan” shall include first lien Mortgage Loans and second lien Mortgage Loans unless the context otherwise requires.

“Mortgage Note” means the note or other evidence of the indebtedness evidencing a Mortgage Loan.

“Mortgage Note Rate” means the per annum rate of interest stated in the Mortgage Note.

“Mortgage Pool” means a pool of one or more Mortgage Loans on the basis of which there is to be issued one or more Mortgage Securities.

“Mortgage Security” means either a Mortgage-backed Security or a Participation Certificate.

“Mortgage-backed Security” means a security that is secured or otherwise backed by one or more Mortgage Loans or a participation certificate evidencing a beneficial interest in one or more Mortgage Loans.

“Mortgaged Property” means the property subject to the lien of the Mortgage securing a Mortgage Note.

“Mortgagor” means the obligor on a Mortgage Note.

“Multiemployer Plan” means any employee benefit plan subject to Title IV of ERISA of the type described in Section 4001(a)(3) of ERISA, to which Seller or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multifamily Mortgage Loan” means a Mortgage Loan secured by a Mortgage on Multifamily Property.

“Multifamily Property” means real property containing or which will contain more than four (4) dwelling units and as more particularly defined by the regulations promulgated by HUD.

“NASD” means the National Association of Securities Dealers or any successor agency or authority.

"Net Investable Balances” means the average collected balances in non-interest bearing deposit accounts controlled or maintained by Municipal Mortgage & Equity, LLC and its Subsidiaries in accounts at Washington Mutual, less balances to support float, activity charges, reserve requirements, Federal Deposit Insurance Corporation insurance premiums and such other assessments as may be imposed by governmental authorities from time to time, as calculated and imposed by Washington Mutual with respect to its commercial customers generally.

“OTS” means the Office of Thrift Supervision or any successor agency or authority.

“Par Value” means the unpaid principal balance of a Mortgage Loan on the date of determination.

“Participation Certificate” means a participation certificate issued by a Takeout Investor, a pool custodian satisfactory to MBF or Seller evidencing an undivided interest in a Mortgage Loan owned by MBF or a Mortgage Pool consisting of Mortgage Loans owned by MBF.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan, and is sponsored or maintained by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Seller or, with respect to any such plan that is subject to Section 412 of the Code or Title IV, any ERISA Affiliate.

“Post-Origination Period” is defined in Recital B.

“Property Charges” means all taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

“Quarterly Reporting Date” is defined in Annex 1.

“Regulatory Authority” means, with respect to any Person, any governmental or quasi-governmental department, commission, board, regulatory authority, bureau, agency or instrumentality, domestic, foreign, federal, state or municipal (including, without limitation, the OTS, FDIC, SEC or the NASD), any court or arbitration panel, or any private body having regulatory jurisdiction over such Person or its business or assets (including any insurance company or underwriter through whom such Person has obtained insurance coverage).

“Remittance Date” is defined in Annex 1.

“Repurchase Date” means, with respect to a Mortgage Loan or Mortgage Security, the date that Seller remits the Repurchase Price to MBF.

“Repurchase Price” means, for any Mortgage Loan or related Mortgage Security, the Acquisition Price for such Mortgage Loan, plus the aggregate amount obtained by the daily application of the Investment Return Rate to the Acquisition Price on a 360-day-per-year basis for the actual number of days in the period from the immediately preceding Remittance Date (or the Acquisition Date if there is no such Remittance Date) to and excluding the Repurchase Date, plus the amount of any then-unpaid Administrative Costs with respect to such Mortgage Loan, plus the amount of any then-unpaid Successor Servicer Costs with respect to such Mortgage Loan, if any, plus the amount of any accrued but unpaid Default Rate interest under subsection 5.2(h).

“Requirement of Law” means, with respect to any Person, any law, ordinance, requirement, order, direction, rule, regulation, decision, ruling, writ, injunction, instruction, resolution, decree, or other similar document, instrument or directive, whether currently existing or promulgated hereafter, of any Regulatory Authority, or any requirement of the organizational documents of such Person.

“Scheduled Repurchase Date” means, with respect to a Mortgage Loan or Mortgage Security, the earlier of (i) the date that is the number of days following the Acquisition Date specified in Annex 1, and (ii) the date of the expiration of the Takeout Commitment for such Mortgage Loan or Mortgage Security, subject to acceleration as provided in subsection 8.3(c).

“SEC” means the United States Securities and Exchange Commission or any successor agency or authority.

“Seller” is defined in the preamble.

“Seller’s Account” means Seller’s Funding Account or Seller’s Operating Account.

“Seller’s Concentration Limit” means the amount specified as such in Annex 1.

“Seller’s Funding Account” means the account established by Seller at Washington Mutual and under the control of MBF, through which Acquisition Prices will be paid by deposit, and amounts due from Seller to MBF may be paid by withdrawal.

“Seller’s Operating Account” means the account established by Seller at Washington Mutual and under the control of Seller, to which funds will be transferred from Seller’s Funding Account, from time to time, through which Servicing Fees due from MBF to Seller may be paid by deposit, and through which amounts due from Seller to MBF may be paid by withdrawal.

“Seller’s Power of Attorney” means a limited power of attorney substantially in the form of Exhibit E, executed by Seller with regard to Mortgage Loans and Mortgage Securities and delivered pursuant to Section 3.1.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, pursuant to which such Person has the right to service Mortgage Loans.

“Servicing Fee” means, with respect to a Mortgage Loan, the sum of all amounts deposited in the Custodial Account between the Acquisition Date and the Repurchase Date, other than escrow payments for Property Charges.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans whose Servicing Contracts are owned by such Person, minus the unpaid principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements and minus construction mortgage loans unless such construction mortgage loans will (under applicable documents) be converted to permanent loans that will be serviced by the Seller.

“Settlement Amount” is defined in subsection 7.4(a).

“Shipping Instructions” mean the advice prepared by Seller and sent to MBF by facsimile or electronically which instructs MBF to send a Mortgage Note or Mortgage Security to a Takeout Investor, an agent of a Takeout Investor or another Person designated by Seller or an Approved Custodian. This advice shall include, for each such Mortgage Note or Mortgage Security, the loan number of the corresponding Mortgage Loan, the Mortgagor’s name, the current loan amount, and applicable delivery instructions for the Takeout Investor or its agent, or such other Person designated by Seller or the Approved Custodian, and such other information as MBF may reasonably request.

“Statement Date” is defined in subsection 3.1(c).

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election or directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof

“Successor Servicer” is defined in subsection 5.1(d).

“Successor Servicer Costs” means the costs incurred by MBF in transferring the servicing of a Mortgage Loan to a Successor Servicer pursuant to subsection 5.1(d) and all the amounts paid or payable to the Successor Servicer for servicing the Mortgage Loan until the date on which the Mortgage Loan or related Mortgage Security is repurchased by Seller.

“Takeout Commitment” means a commitment issued by a Takeout Investor to acquire one or more Mortgage Loans or Mortgage Securities on or before a specified delivery date or expiration date, which shall in no event exceed the Maximum Takeout Commitment Expiration Date, which shall be in form and substance acceptable to MBF in its sole discretion.

“Takeout Commitment Price” means the dollar amount which the Takeout Investor has committed to pay for the Mortgage Loan (or for a Mortgage Security backed by such Mortgage Loan) in its Takeout Commitment.

“Takeout Funding” means the completion of all of the transactions required to be completed on the Takeout Funding Date.

“Takeout Funding Advice” means the statement, in form and substance acceptable to MBF, prepared either by the Takeout Investor pursuant to the applicable Takeout Commitment or Seller, as the case may be, and delivered to Seller or MBF on or before the Takeout Funding Date itemizing, for a particular Mortgage Loan or group of Mortgage Loans, or a particular Mortgage Security or group of Mortgage Securities, the aggregate net funds that will be paid by the Takeout Investor to Seller. This statement will identify each Mortgage Loan and each Mortgage Security to be purchased by the Takeout Investor as part of the proposed Takeout Funding by the Mortgagor’s name, confirm that net amount to be disbursed at the Takeout Funding for each such Mortgage Loan or Mortgage Security, and state the Business Day on which the Takeout Funding shall occur.

“Takeout Funding Date” means the date on which the Takeout Investor acquires ownership of a Mortgage Loan or Mortgage Security from Seller pursuant to the terms of the applicable Takeout Commitment.

“Takeout Guidelines” means (i) the eligibility requirements established by the Takeout Investor that must be satisfied by a mortgage loan originator to sell mortgage loans or mortgage-backed securities or participation certificates to the Takeout Investor, and (ii) the specifications that a mortgage loan must meet, and the requirements that it must satisfy, for the mortgage loan to qualify for the Takeout Investor’s program, as such requirements and specifications may be revised or supplemented from time to time.

“Takeout Investor” means Fannie Mae, Freddie Mac, Ginnie Mae, or any of the private institution investors listed on Exhibit I, subject to such deletions from the list as MBF may hereafter make from time to time in its sole discretion, and such other investors as may be hereafter approved by MBF in writing from time to time in its sole discretion. Without limitation to the foregoing, at the request of Seller, MBF may add Washington Mutual Bank, or any Affiliate or Subsidiary thereof, to Exhibit I if said entity conducts a mortgage loan or mortgage security purchase program that Seller wishes to utilize, and, in that event, such Washington Mutual entity shall be treated as an unrelated “Takeout Investor” by both parties for all purposes hereunder. MBF may (but is not required to) issue an amended and restated Exhibit I from time to time to reflect its deletions from and additions to this list.

“Term” means the period between the Effective Date and the date on which this Agreement shall be terminated in accordance with the provisions of Section 14.

“UCC” means the Uniform Commercial Code as then in effect in the applicable jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“VA” means the U.S. Department of Veteran Affairs or any successor.

“Warehouse Agreement” means that certain Warehousing Credit and Security Agreement dated May 31, 2006 by and between MMA Construction Finance, LLC and Washington Mutual as it has been or may from time to time be supplemented, modified or amended..

“Warehouse Lender” means any party (including MBF) providing interim financing to Seller in any fractional amount for the purpose of originating or purchasing mortgage loans, which lender has a security interest in the Mortgage Loan(s) as collateral for the obligations of Seller to such lender.

“Warehouse Lender’s Release” means a letter or document, substantially in the form of Exhibit F or in such other form as MBF may have approved in advance, from a third-party Warehouse Lender to MBF conditionally releasing (or agreeing to release) all of said Warehouse Lender’s right, title and interest in the Mortgage Loan(s) identified therein upon receipt of payment by the Warehouse Lender.

“Warehouse Lender’s Wire Instructions” means written or electronic instructions in form reasonably acceptable to MBF, delivered by a Warehouse Lender to MBF and setting forth the bank wire coordinates to be used for the payment of all amounts due and payable to such Warehouse Lender hereunder.

“Washington Mutual” is defined in the preamble.

“Wet Funding” means the purchase of a Mortgage Loan that is originated by Seller on the Acquisition Date under escrow arrangements satisfactory to MBF pursuant to which Seller is permitted to use the Acquisition Price proceeds to close the Mortgage Loan.

“Wet Funding Deadline” means the Business Day specified in Annex 1.

“Wet Funding Documents Package” means, with respect to any Mortgage Loan, the documents designated as such on Exhibit D, each in form and substance satisfactory to MBF in its sole discretion.

2. Purchase and Sale. Seller agrees to sell to MBF, and MBF agrees to purchase from Seller, from time to time, on a servicing-retained basis, Eligible Mortgage Loans on the terms and conditions of this Agreement, subject to the obligation of Seller to repurchase such Mortgage Loans (or related Mortgage Securities) and subject to the requirements of applicable Agency Guidelines. In no event shall MBF be required to purchase any Eligible Mortgage Loan if the Acquisition Price of such Mortgage Loan, when combined with the aggregate Acquisition Price of all Mortgage Loans purchased hereunder and then held by MBF (or released by MBF in exchange for a Mortgage Security then held by MBF), is in excess of the Seller’s Concentration Limit.

3. Purchase Procedures.

3.1 Initial Conditions Precedent. MBF shall not be obligated to purchase any Eligible Mortgage Loan under this Agreement until MBF shall have first received the following documents, each of which shall be in form and substance satisfactory to MBF, except to the extent waived by MBF in its sole discretion:

(a) this Agreement and the Seller’s Power of Attorney, each duly executed by Seller;

(b) one or more certificates of Seller’s corporate secretary attesting to certain factual matters, certifying the text of Seller’s articles or certificate of incorporation and bylaws or other governing charter documents, certifying the text of the resolution(s) of the board of directors or managers of Seller authorizing the execution, delivery and performance of this Agreement, and certifying the incumbency and the signatures of those officers of Seller authorized to execute and deliver, on behalf of Seller, this Agreement, each Mortgage Note endorsement, each Assignment in Blank, and all other instruments or documents to be executed and delivered pursuant hereto (MBF being entitled to rely thereon until a new certificate has been furnished to MBF upon which MBF shall thereafter be entitled to rely);

(c) financial statements of Seller (and, if applicable, its Subsidiaries, on a consolidated basis) containing a balance sheet as of the most recent fiscal year-end of Seller (the “Statement Date”) and related statements of income, changes in stockholders’ equity and cash flows for the period ended on the Statement Date, all prepared in accordance with GAAP applied on a basis consistent with prior periods and audited by PriceWaterhouseCoopers LLP or other independent certified public accountants of regional or national standing approved by MBF (such approval not to be unreasonably withheld, delayed or conditioned);

(d) such other financial statements, public record search reports, legal opinions and other documents and statements as MBF may reasonably require under the circumstances.

3.2 Conditions Precedent. MBF’s obligation to purchase any Eligible Mortgage Loan shall be subject to satisfaction (or waiver by MBF in its sole discretion) of the following conditions precedent:

(a) the Loan Purchase Detail, the Loan Sale Confirmation, and the documents in the Dry Funding Documents Package or the Wet Funding Documents Package for the Mortgage Loan have been received by MBF and are in form and substance satisfactory to MBF;

(b) no Default or Event of Default has occurred and is continuing;

(c) all of Seller’s representations and warranties are (and will be on the proposed Acquisition Date) accurate in all respects;

(d) purchase of the Mortgage Loan shall not cause Seller to exceed the Seller’s Concentration Limit or any other sublimit with respect to such type of Mortgage Loan established by an Annex to this Agreement applicable to such Mortgage Loan;

(e) this Agreement, the applicable Takeout Commitment, and the Seller’s Power of Attorney have not been terminated or revoked, and each remains in full force and effect; and

(f) except as disclosed by Seller and accepted by MBF, the Mortgage Loan to be purchased by MBF shall be a first lien Mortgage Loan.

3.3 Deliverables. Seller will give MBF not less than three (3) Business Days prior notice that it intends to offer a particular Mortgage Loan for sale to MBF hereunder. Not less than one (1) Business Day prior to completing the sale, Seller shall transmit (either electronically or via facsimile transmission) or deliver to MBF a Loan Purchase Detail and a Loan Sale Confirmation for the Mortgage Loan, and it shall deliver or cause to be delivered to MBF either the Dry Funding Documents Package or the Wet Funding Documents Package for the Mortgage Loan. At its request for its convenience, Seller is authorized to deliver to MBF each Loan Sale Confirmation electronically without an original signature thereon, and each Loan Sale Confirmation so delivered is incorporated herein by this reference and fully effective and binding on Seller even though without such a signature when it is released to MBF at closing pursuant to Section 3.5 or Section 3.6, as applicable.

3.4 Assignment of Takeout Commitment. Except as provided herein and in any Annex, MBF shall not be obligated to purchase any Eligible Mortgage Loan which is not covered by a Takeout Commitment for either the Mortgage Loan or the Mortgage Security or Mortgage Securities to be created on the basis of each Mortgage Loan. To the extent the applicable Takeout Commitment is assignable, the sale of each Eligible Mortgage Loan to MBF shall include Seller’s rights under the applicable Takeout Commitment to deliver the Mortgage Loan or related Mortgage Security to the Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Takeout Investor. Effective on and after the Acquisition Date for each Mortgage Loan purchased by MBF hereunder, and to the extent any applicable Takeout Commitment is assignable, Seller assigns to MBF, free and clear of any security interest, lien, claim or encumbrance of any kind, all of Seller’s right, title and interest in any applicable Takeout Commitment for such Mortgage Loan or related Mortgage Security.

3.5 Dry Funding Closing. The provisions of this Section 3.5 shall apply only to the purchase of Mortgage Loans with respect to which Section 3.6 does not apply. Not later than one (1) Business Day after receipt of the Loan Purchase Detail, the Loan Sale Confirmation and a Dry Funding Documents Package, and subject to satisfaction or waiver of the conditions precedent stated in Sections 3.1 and 3.2, MBF shall complete the purchase of the Mortgage Loan by payment of the Acquisition Price for the Mortgage Loan, by transfer of immediately available funds into Seller’s Funding Account or as provided in Section 4, as applicable. Simultaneously with payment by MBF of the Acquisition Price, Seller shall convey to MBF absolutely, and not by way of collateral assignment, all rights, title and interest in and to the Mortgage Loan, free and clear of any lien, claim or encumbrance, subject to Seller’s retention of servicing rights with respect to the Mortgage Loan and subject also to the right of Seller to repurchase the Mortgage Loan, or a related Mortgage Security, as herein provided. The Loan Sale Confirmation and the documents in the Dry Funding Documents Package previously delivered by Seller are unconditionally released to MBF upon payment of the Acquisition Price. MBF may elect, in its sole discretion, not to complete and record an Assignment in Blank for the sole purpose of facilitating the servicing of the related Mortgage Loan. In such event, Seller agrees until further notice to remain the last named payee or endorsee of such Mortgage Note and the mortgagee or assignee of record of such Mortgage in trust for the sole and exclusive benefit of MBF.

3.6 Wet Funding Closing. The provisions of this Section 3.6 shall apply only to the purchase of Mortgage Loans with respect to which “Wet Funding” is indicated as the purchase method in the applicable Loan Purchase Detail. Not later than one (1) Business Day after receipt of the Loan Purchase Detail, the Loan Sale Confirmation and a Wet Funding Documents Package, and subject to satisfaction or waiver of the conditions precedent stated in Sections 3.1 and 3.2, MBF shall complete the purchase of the Mortgage Loan by payment of the Acquisition Price for the Mortgage Loan, by transfer of immediately available funds into Seller’s loan closing escrow and the closing of that escrow in accordance with escrow instructions. Simultaneously with release of the Acquisition Price proceeds in such escrow, Seller shall convey to MBF absolutely, and not by way of collateral assignment, all rights, title and interest in and to the Mortgage Loan free and clear of any lien, claim or encumbrance, subject to Seller’s retention of servicing rights with respect to the Mortgage Loan and subject also to the right of Seller to repurchase the Mortgage Loan, or a related Mortgage Security, as herein provided. The Loan Sale Confirmation and the documents in the Wet Funding Documents Package previously delivered by Seller are unconditionally released to MBF upon close of the escrow. Seller shall deliver a Dry Funding Documents Package for the Mortgage Loan not later than the Wet Funding Deadline. MBF may elect, in its sole discretion, not to complete and record an Assignment in Blank for the sole purpose of facilitating the servicing of the related Mortgage Loan. In such event, Seller agrees until further notice to remain the last named payee or endorsee of such Mortgage Note and the mortgagee or assignee of record of such Mortgage in trust for the sole and exclusive benefit of MBF.

3.7 Post-Closing. If, at any time after payment of the Acquisition Price, Seller holds or receives any documents or funds relating to a purchased Mortgage Loan, Seller shall segregate and hold such documents and/or funds in trust for MBF, and Seller shall deliver such documents or funds at the time and as required by other provisions of this Agreement or as directed by MBF. The parties acknowledge that, so long as Seller is servicing the Mortgage Loan pursuant to Section 5, Seller may be required to retain possession of such documents or funds solely in its capacity as Mortgage Loan servicer.

4. Warehouse Lender Arrangements. If a Mortgage Loan to be sold and purchased hereunder has been previously assigned or pledged by Seller to a Warehouse Lender in connection with any interim financing thereof, then, as applicable (i) if MBF is the Warehouse Lender, the amount owing to the Warehouse Lender on the Acquisition Date shall be satisfied by internal application of sale proceeds, in which event MBF will transfer into Seller’s Funding Account only the balance, if any, of the Acquisition Price after such application; or (ii) if the Warehouse Lender is a third party, MBF will transfer the full amount of the Acquisition Price in Seller’s Funding Account but will promptly wire transfer from that account the amount due to the third party Warehouse Lender in accordance with the Warehouse Lender’s Wire Instructions. If any balance of the Acquisition Price remains in Seller’s Funding account after the Warehouse Lender has been repaid in full in accordance with the foregoing, that balance shall be transferred by MBF in immediately available funds, from Seller’s Funding Account to Seller’s Operating Account.

5. Servicing of Mortgage Loans and Related Provisions.

5.1 Servicing of Mortgage Loans.

(a) As a condition of purchasing a Mortgage Loan, MBF requires Seller to service such Mortgage Loan as agent for MBF for the entire period between the Acquisition Date and the Repurchase Date of the Mortgage Loan (including any period during which such Mortgage Loan backs, or has been transferred to a Mortgage Pool that backs, one or more Mortgage Securities) on the following terms and conditions:

(i) Seller shall service and administer the Mortgage Loan on behalf of MBF in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirements of Law and the requirements of any applicable Takeout Commitment and the Takeout Investor, so that the eligibility of the Mortgage Loan, or Mortgage Security backed by such Mortgage Loan, for purchase under such Takeout Commitment is not voided or reduced by such servicing and administration;

(ii) Subject to subsection 5.1(d), Seller shall at all times maintain and safeguard the Credit File for the Mortgage Loan (including photocopies of the documents delivered to MBF pursuant to Section 3.3), and accurate and complete records of its servicing of the Mortgage Loan; Seller’s possession of such Credit File being for the sole purpose of servicing such Mortgage Loan and such retention and possession by Seller being in a custodial capacity only;

(iii) MBF may, at any time during Seller’s business hours on reasonable notice, examine and make copies of such documents and records;

(iv) At MBF’s request, Seller shall promptly deliver to MBF reports regarding the status of any Mortgage Loan being serviced by Seller, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that could cause a material adverse effect on such Mortgage Loan, MBF’s title to such Mortgage Loan or the collateral securing such Mortgage Loan; Seller may be required to deliver such reports until the repurchase of the Mortgage Loan or related Mortgage Security by Seller; and

(v) Seller shall immediately notify MBF if it becomes aware of any payment default that occurs under the Mortgage Loan.

(b) Seller shall not attempt to sell or transfer any rights to service a Mortgage Loan without the prior consent of MBF.

(c) Seller shall release its custody of the contents of any Credit File only in accordance with the written instructions of MBF, except when such release is required as incidental to Seller’s servicing of the Mortgage Loan, is required to complete the Takeout Funding or comply with the Takeout Guidelines, or as required by Requirements of Law.

(d) At any time during an Event of Default (other than Events of Default specified in clause (vii), (ix), (xi), or (xii) of the definition of Event of Default set forth in Section 1 hereof so long as such Events of Default are cured within thirty (30) days after notice thereof) , MBF shall have the right to appoint a successor servicer to service any Mortgage Loan (each a “Successor Servicer”) in its sole discretion. In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related servicing records held by Seller, together with all funds in the Custodial Account and other receipts relating to such Mortgage Loan, are promptly delivered to Successor Servicer. Seller shall have no claim for lost servicing income, lost profits or other damages if MBF appoints a Successor Servicer hereunder and the Servicing Fee is reduced or eliminated.

5.2 Custodial Account.

(a) Seller shall establish and maintain a segregated time or demand deposit account for the benefit of MBF (the “Custodial Account”) with an Eligible Bank and shall promptly deposit into the Custodial Account all interest and/or principal payments received with respect to each Mortgage Loan sold hereunder (but not any interest accrued on such Mortgage Loan up to but not including the Acquisition Date for such Mortgage Loan) and all other receipts in respect of each Mortgage Loan sold hereunder that are payable to the owner of such loan including, without limitation, all escrow withholds and escrow payments for Property Charges. Seller may use a deposit account at an Eligible Bank established to serve as a custodial account for mortgage loans that Seller services for other parties, but under no circumstances shall Seller deposit any of its own funds into the Custodial Account or otherwise commingle its own funds with funds belonging to MBF as owner of any Mortgage Loans. In the event Seller establishes a deposit account solely for use in connection with collections on the Mortgage Loans, Seller shall name the account “[Name of Seller] as agent for Washington Mutual Bank.” In the event Seller elects to use a deposit account maintained for collections on the Mortgage Loans and other mortgage loans owned by third parties, MBF shall approve the title of the account in advance of use by Seller hereunder.

(b) Any interest and/or principal payments, and other amounts received with respect to a Mortgage Loan purchased hereunder (but not any interest accrued on such Mortgage Loan up to but not including the Acquisition Date for such Mortgage Loan), whether or not deposited in the Custodial Account, shall be held in trust for the exclusive benefit of MBF as the owner of such Mortgage Loan and shall be released only as follows:

(i) after the Repurchase Price for such Mortgage Loan, or related Mortgage Security, has been paid in full to MBF, all amounts previously deposited in the Custodial Account with respect to such Mortgage Loan and then in the Custodial Account shall be: released by MBF to Seller in full or partial payment of the Servicing Fee or in the exercise of Seller’s right of set-off in subsection 5.2(e); transferred to the Takeout Investor or its designee if authorized by Seller; or remitted to MBF;

(ii) if a Successor Servicer is appointed by MBF, all amounts deposited in the Custodial Account with respect to Mortgage Loans to be so serviced shall be transferred into an account established by the Successor Servicer pursuant to its agreement with MBF;

(iii) upon the occurrence of an Event of Default hereunder, Seller shall remit all funds then held in the Custodial Account with respect to Mortgage Loans to or at the direction of MBF; and

(iv) funds shall be remitted to MBF as provided in subsections 5.2(c).

(c) On each Remittance Date, subject to subsection 5.2(e), Seller shall remit to MBF a portion of the funds held in the Custodial Account with respect to a Mortgage Loan for which the Repurchase Date has not yet occurred (other than principal payments on the Mortgage Note and escrow payments for Property Charges) equal to the sum determined by the daily application of the Investment Return Rate to the Acquisition Price for such Mortgage Loan on a 360-day per year basis for the actual number of days in the period since the Acquisition Date or the immediately preceding Remittance Date (whichever is later). Such remittances shall be by wire transfer in accordance with wire transfer instructions previously given to Seller.

(d) In lieu of the monthly wire transfer remittances of funds in the Custodial Account described in subsection 5.2(c), Seller authorizes MBF to withdraw the remittance amount each month from Seller’s Operating Account. MBF shall notify Seller of each such withdrawal, and Seller shall have the right to set-off such withdrawn amount(s) against funds in the Custodial Account to be released to or for the benefit of MBF pursuant to subsection 5.2(b)(i). Seller may release funds in the Custodial Account to itself in an amount equal to such withdrawal amount(s), in the exercise of such set-off right, at the time all funds in the Custodial Account are distributed pursuant to subsection 5.2(b)(i). In the event funds in the Custodial Account are insufficient to fully reimburse Seller for such withdrawn amount(s) upon the exercise of this set-off right, MBF shall pay Seller the deficit.

(e) Seller shall not change the identity or location of the Custodial Account without thirty (30) days prior notice to MBF. Seller shall from time to time, at its own cost and expense, execute such directions to the depository Eligible Bank, and other papers, documents or instruments as may be reasonably requested by MBF to reflect MBF’s partial or complete ownership interest in the Custodial Account.

(f) If MBF so requests, Seller shall promptly notify MBF of each deposit in the Custodial Account, and each withdrawal from the Custodial Account, made by it with respect to Mortgage Loans owned by MBF and serviced by Seller. Seller shall also promptly deliver to MBF photocopies of all periodic bank statements and other records relating to the Custodial Account as MBF may from time to time request.

(g) The amount of any remittance or transfer of funds by Seller pursuant to this Section 5, any Administrative Costs or Successor Servicer Costs payable pursuant to Section 6.2, and any Repurchase Price or other sum payable by Seller pursuant to Section 8, not made when due shall bear interest from the due date until the remittance, transfer or payment is made, payable by Seller from its own funds, at the lesser of (i) the Default Rate or (ii) the maximum rate of interest permitted by law. If there is no maximum rate of interest specified by applicable law, interest on such sums shall accrue at the Default Rate.

6. Seller’s Continuing Duties.

6.1 Takeout Commitments. Except to the extent superceded by this Agreement, Seller shall continue to perform all of its duties and obligations to the Takeout Investor under any applicable Takeout Commitment and otherwise, with respect to a purchased Mortgage Loan or related Mortgage Security as if such Mortgage Loan or related Mortgage Security were still owned by Seller and to be sold directly by Seller to the Takeout Investor pursuant to such Takeout Commitment on the Takeout Funding Date without the intervening ownership of MBF pursuant to this Agreement. Without limiting the generality of the foregoing, Seller shall timely assemble all records and documents concerning the Mortgage Loan or related Mortgage Security required under any applicable Takeout Commitment (except that photocopies instead of originals shall be used for those documents already provided to MBF in the Dry Funding Documents Package or any Wet Funding Documents Package) and all other documents and information that may have been required or requested by the Takeout Investor, and Seller shall make all representations and warranties required to be made to the Takeout Investor.

6.2 Administrative and Successor Servicer Costs. Not later than each Remittance Date, Seller shall pay to MBF all then-unpaid Administrative Costs incurred by it and invoiced by MBF. Not later than the Remittance Date, Seller shall pay to MBF all Successor Servicer Costs incurred by MBF and invoiced to Seller by MBF for which reimbursement has not yet been made.

6.3 Early Transfers of Mortgage Loans.

(a) If a Mortgage Loan is transferred to an Approved Custodian or to Freddie Mac, Fannie Mae or Ginnie Mae for inclusion in a Mortgage Pool, MBF’s ownership interest in such Mortgage Loan shall be released only against payment to it of the projected Repurchase Price on the Scheduled Repurchase Date for such Mortgage Loan. If MBF’s ownership interest in the Mortgage Loans comprising the Mortgage Pool is not released prior to the issuance of the Mortgage-backed Security or Participation Certificate, then the Mortgage-backed Security or Participation Certificate, when issued, shall be a Mortgage Security deemed owned by MBF. MBF shall be entitled to possession of such Mortgage Security in the manner provided below.

(b) If a Mortgage Loan is transferred to an Approved Custodian and included in an Eligible Mortgage Pool, MBF’s ownership interest in the Mortgage Loans comprising the Eligible Mortgage Pool shall be released upon the issuance of the Agency Security, which shall be a Mortgage Security deemed owned by MBF. MBF’s ownership interest in such security shall be released only against payment to MBF of the Repurchase Price for the Mortgage Loans backing such security. MBF shall be entitled to possession of such Agency Security in the manner provided below.

(c) MBF shall have the exclusive right to possession of the Mortgage Securities or, if the securities are issued in book-entry form or issued in certificated form and delivered to a clearing corporation (as such term is defined in the Uniform Commercial Code of Texas) or its nominee, MBF shall have the right to have the Mortgage Securities registered in the name of a securities intermediary (as such term is defined in the Uniform Commercial Code of Texas) in an account containing only customer securities and credited to an account of MBF, and MBF shall have the right to cause delivery of the Mortgage Securities to be made to the Takeout Investor or the Mortgage Securities credited to the account of the Takeout Investor or the Takeout Investor’s designee only against payment therefor. Seller acknowledges that MBF may enter into one or more standing arrangements with other financial institutions with respect to Mortgage Securities issued in book-entry form or issued in certificated form and delivered to a clearing corporation, pursuant to which such Mortgage Securities are registered in the name of such financial institution, as agent or securities intermediary for MBF, and Seller agrees upon request of MBF to execute and deliver to such other financial institutions Seller’s written concurrence in any such standing arrangements.

(d) Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, Seller and MBF acknowledge and agree that a Mortgage Security will not normally come into the possession of Seller or MBF prior to its delivery to the Takeout Investor notwithstanding MBF’s ownership of such Mortgage Securtiy. If, however, any Mortgage Security comes into the possession of the Seller or Seller controls the possession of such Mortgage Security and MBF has not received the Repurchase Price in connection with such Mortgage Security, Seller shall either (a) pay to MBF, the Repurchase Price in connection with such Mortgage Security or (b) deliver such Mortgage Security to MBF.

(e) Prior to the occurrence of an Event of Default, Seller may repurchase a Mortgage Loan or Mortgage Security from MBF by notifying MBF of its intention to do so and either (a) paying, or causing a Takeout Investor to pay, to MBF, the Repurchase Price in connection with such Mortgage Loan or Mortgage Security or (b) delivering a substitute Mortgage Loan or Mortgage Security which is acceptable to MBF in its sole discretion.

(f) Following the occurrence of a Default or Event of Default, MBF may, with no liability to Seller, or any Person, continue to release its ownership interest in any Mortgage Loan or Mortgage Security against payment of all amounts due to MBF in connection with such Mortgage Loan or Mortgage Security. Following the occurrence of a Default or Event of Default, with no liability to Seller, or any Person, MBF may refuse to release its ownership interest in any Mortgage Loan or Mortgage Security.

7. Takeout Funding Procedures.

7.1 Takeout Funding Advice. Seller shall provide the Takeout Funding Advice with respect to each Mortgage Loan or Mortgage Security to MBF no later than 11:00a.m. (Central Time) on the scheduled date of the related Takeout Funding.

7.2 Note Shipment. If Seller does not provide Shipping Instructions to MBF with respect to a Mortgage Loan or Mortgage Security as hereinafter described, MBF shall send the Mortgage Note or Mortgage Security, and Assignment in Blank, directly to Seller at such time as it receives the provisional payment of the Repurchase Price pursuant to Section 7.3. If Seller desires that MBF send the Mortgage Note or Mortgage Security, and Assignment in Blank, directly to the Takeout Investor (or to another party designated by Seller and acceptable to MBF in its sole discretion) in connection with Seller’s repurchase and immediate resale (to the Takeout Investor) of the related Mortgage Loan or Mortgage Security, Seller may cause MBF to do so (if no Default or Event of Default exists) by sending to MBF signed Shipping Instructions and by complying with the procedures described in Exhibit J. If a Default or Event of Default then exists, MBF may, in its sole discretion, without liability to Seller or any other Person, comply with Shipping Instructions received from Seller and deliver the Mortgage Note or Mortgage Security, and Assignment in Blank, to the Takeout Investor or to another party acceptable to MBF in its sole discretion.

7.3 Repurchase Closing.

(a) On the Scheduled Repurchase Date or such earlier date as the parties mutually agree upon (such earlier date for all purposes shall be deemed the “Scheduled Repurchase Date”), Seller shall (i) if such date is also the Takeout Funding Date, take or cause to be taken all actions required to be taken in accordance with the terms of the applicable Takeout Commitment, and (ii) complete the repurchase of the Mortgage Loan or related Mortgage Security by provisional payment of the Repurchase Price by transfer of immediately available funds into an account specified by MBF not later than 3:00 p.m. Central Time on such date in an amount equal to an estimate of the Repurchase Price (such estimate to be determined by MBF in its sole discretion based upon the most recent available information with respect to the Mortgage Loan, provided that in no event shall the estimate of the Repurchase Price be less than the Acquisition Price of such Mortgage Loan). Funds received by MBF after said time shall be deemed received on the next Business Day. Seller acknowledges that the provisional payment of the Repurchase Price described herein will not reflect the final calculation of the Repurchase Price.

(b) Upon receipt of the provisional payment of the Repurchase Price, MBF (i) shall convey to Seller or its designee absolutely, and not by way of collateral assignment, all rights, title and interest in and to the Mortgage Loan or related Mortgage Security free and clear of any lien, claim or encumbrance and (ii) if a Successor Servicer has been appointed with respect to the Mortgage Loan, transfer, or cause the transfer of, the servicing of such Mortgage Loan to Seller or its designee. Upon receipt of payment of the estimated Repurchase Price from Seller, MBF shall deliver, or cause to be delivered, to Seller or its designee all documents for the Mortgage Loan or related Mortgage Security previously delivered to MBF. MBF shall have no responsibility for the ownership or servicing of a Mortgage Loan or Mortgage Security following the repurchase of the Mortgage Loan or related Mortgage Security as set forth hereunder.

(c) Seller, or a Takeout Investor acting on behalf of Seller, may aggregate the provisional payments of the Repurchase Prices for several Mortgage Loans or related Mortgage Securities in one wire transfer. Upon receipt by MBF of such amounts, MBF will attempt to match the funds received to the Mortgage Loans or related Mortgage Securities by reviewing the settlement information that has been supplied by Seller or the Takeout Investor in advance. MBF will place all unidentified funds in a non-interest bearing account and will promptly contact Seller.

(d) MBF shall pay to Seller the Servicing Fee, accrued to the Repurchase Date, for each Mortgage Loan or related Mortgage Security repurchased by Seller under this Section 7. Subject to Section 7.5, within one (1) Business Day after the completion of the repurchase of a Mortgage Loan or related Mortgage Security by Seller in accordance with subsection 7.3(a), MBF shall make a provisional payment to Seller of such Servicing Fee by releasing to Seller any sum then on deposit in the Custodial Account with respect to such Mortgage Loan or related Mortgage Security (other than escrowed payments for Property Charges) and, if necessary, by depositing in Seller’s Operating Account such additional sum of money as MBF may estimate in its sole discretion is due to Seller in order that Seller shall have received the estimated Servicing Fee for such Mortgage Loan. Seller acknowledges that the provisional payment of this Servicing Fee is without prejudice to the final calculation of the Servicing Fee.

(e) Each repurchase of a Mortgage Loan or related Mortgage Security under this Section 7 shall include a release to Seller of all escrowed payments for Property Charges then in the Custodial Account and a reassignment to Seller of its rights under the applicable Takeout Commitment to deliver the applicable Mortgage Loan or related Mortgage Security to the Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Takeout Investor. Effective on the Repurchase Date, MBF assigns to Seller, free and clear of any security interest, lien, claim, or encumbrance of any kind, all of MBF’s right, title and interest in any applicable Takeout Commitment for the Mortgage Loan or related Mortgage Security then repurchased by Seller.

7.4 Definitive Repurchase Price and Servicing Fee.

(a) After the close of the month in which the Repurchase Date occurs for a Mortgage Loan or related Mortgage Security, MBF shall make a final calculation of the Repurchase Price for such Mortgage Loan or related Mortgage Security due on the Repurchase Date, all unpaid Administrative Costs and Successor Servicer Costs as of that date, and the Servicing Fee (if any) due to Seller on such date with respect to such Mortgage Loan or related Mortgage Security. MBF shall compare the final calculation of the Repurchase Price to the estimated Repurchase Price provisionally paid to MBF pursuant to subsection 7.3(a) and the final calculation of the Servicing Fee to the estimated Servicing Fee, if any, provisionally paid to Seller pursuant to subsection 7.3(d); and, if there is a difference between one or both of the estimated amounts that were provisionally paid and final calculations of such amounts actually due, MBF shall, by netting the amounts due from one party to the other, determine the final amount due from one party to the other (the “Settlement Amount”). MBF’s final calculations of the Repurchase Price, the Servicing Fee and the Settlement Amount hereunder shall be final and binding on the parties in the absence of manifest error.

(b) If MBF determines that the Settlement Amount with respect to a Mortgage Loan or related Mortgage Security is an amount due to MBF, MBF is authorized to charge either or both of Seller’s Accounts in the amount of the Settlement Amount in order to reconcile the final payment made to MBF with the amount determined by MBF’s final calculations to have been the Repurchase Price and the final payment made to Seller with the amount determined by MBF’s final calculations to have been the Servicing Fee with respect to such Mortgage Loan or related Mortgage Security. (In the event that Seller’s Accounts do not contain sufficient funds to satisfy in whole any amount due to MBF under this subsection 7.4(b), Seller shall promptly deposit funds in Seller’s Funding Account sufficient to satisfy such amount due to MBF, and Seller shall notify MBF of each such deposit.) If MBF determines that the Settlement Amount with respect to a Mortgage Loan or related Mortgage Security is an amount due to Seller, and subject to Section 7.5 and subsection 8.3(a), MBF shall promptly pay to Seller the amount of the deficit by deposit of funds in the amount of the Settlement Amount in Seller’s Operating Account in order to reconcile the final payment made to MBF with the amount determined by MBF’s final calculations to have been the Repurchase Price and the final payment made to Seller with the amount determined by MBF’s final calculations to have been the Servicing Fee with respect to such Mortgage Loan.

7.5 Use of Custodial Account Funds. Seller is authorized to withdraw from the Custodial Account funds held with respect to a Mortgage Loan for which a Repurchase Date has occurred, in whole or partial satisfaction of MBF’s payment obligation to Seller under subsection 7.3(d) and Section 7.4, in which event MBF’s deposit in Seller’s Operating Account pursuant to such provision may be reduced by the amount of such authorized withdrawal funds.

8. Early Repurchase; Other Remedies.

8.1 Sale Not Caveat Emptor. The sale of a Mortgage Loan hereunder is not caveat emptor, it being understood that MBF is expressly relying on the representations by Seller as to each Mortgage Loan provided in Section 11 and in any applicable Annex, and the representations about Seller itself provided in Section 12, and in any applicable Annex.

8.2 Early Repurchases.

(a) If, after MBF purchases a Mortgage Loan, MBF determines or receives notice (whether from Seller or otherwise) that a purchased Mortgage Loan is (or has become) a Defective Mortgage Loan, MBF shall promptly notify Seller and Seller shall repurchase such purchased Mortgage Loan, or the Mortgage Security backed by such Mortgage Loan (if any), at the Repurchase Price for such Mortgage Loan or Mortgage Security on the date of repurchase. In the case of a Wet Funding, if Seller fails to deliver a Dry Funding Documents Package for the Mortgage Loan not later than the Wet Funding Deadline, MBF may notify Seller, in which event Seller shall repurchase such purchased Mortgage Loan at the Repurchase Price on the date of repurchase. If a Takeout Investor refuses to honor its Takeout Commitment and complete the purchase of a Mortgage Loan, or the Mortgage Security backed by such Mortgage Loan (if any), for any reason, MBF may notify Seller and Seller shall repurchase such Mortgage Loan, or such Mortgage Security, if any, at the Repurchase Price for such Mortgage Loan or Mortgage Security on the date of repurchase.

(b) If Seller becomes obligated to repurchase a Mortgage Loan or Mortgage Security pursuant to subsection (a) above, MBF shall promptly give Seller notice of such repurchase obligation and a provisional calculation of the Repurchase Price. On or before the tenth (10th) Business Day after such notice (the “Early Repurchase Date”), Seller shall repurchase the Mortgage Loan, or the Mortgage Security, if any, by making a provisional payment of the Repurchase Price in the amount of the estimated Repurchase Price, and MBF is authorized to charge either or both of Seller’s Accounts in such amount unless the parties have agreed in writing to a different method of payment. (In the event that Seller’s Accounts do not contain sufficient funds to satisfy in whole any amount due to MBF under this subsection 8.2(b) or if the amounts due are not provided by any applicable alternative method of payment agreed upon by the parties, Seller shall promptly deposit funds in Seller’s Funding Account sufficient to satisfy such amount due to MBF, and Seller shall notify MBF of each such deposit.) Upon receipt of the provisional payment of the estimated Repurchase Price from Seller, MBF shall deliver, or cause to be delivered, to Seller all documents for the Mortgage Loan (or for the Mortgage Security backed by such Mortgage Loan, if any) previously delivered to MBF. MBF shall pay to Seller the Servicing Fee for each Mortgage Loan repurchased by Seller under this Section 8. Subject to subsection 8.3(a), within one (1) Business Day after the completion of the repurchase of a Mortgage Loan or Mortgage Security by Seller in accordance with subsection 8.2(b), MBF shall make a provisional payment to Seller of such Servicing Fee (if any), by releasing to Seller any sum then on deposit in the Custodial Account with respect to such Mortgage Loan and, if necessary, by depositing in Seller’s Operating Account such additional sum of money as MBF may estimate in its sole discretion is due to Seller in order that Seller shall have received the estimated Servicing Fee for such Mortgage Loan. Seller acknowledges that the provisional payment of this Servicing Fee is without prejudice to the final calculation of the Servicing Fee.

(c) After the close of the month in which the early repurchase was completed, MBF shall make a final calculation of the Repurchase Price for the repurchased Mortgage Loan, or Mortgage Security, if any, due on the Early Repurchase Date, all Administrative Costs and Successor Servicer Costs as of that date, and the Servicing Fee (if any) due to Seller with respect to such Mortgage Loan as of that date. MBF shall then calculate the Settlement Amount (if any) due from one party to the other in the manner set forth in subsection 7.4(a), using the estimated Repurchase Price and estimated Servicing Fee (if any) provisionally paid pursuant to subsection 8.2(b) to make such calculation. If MBF determines that the Settlement Amount with respect to a Mortgage Loan or Mortgage Security is an amount due to MBF, MBF is authorized to charge either or both of Seller’s Accounts in the amount of the Settlement Amount in order to reconcile the final payment made to MBF with the amount determined by MBF’s final calculations to have been the Repurchase Price and the final payment made to Seller with the amount determined by MBF’s final calculations to have been the Servicing Fee with respect to such Mortgage Loan. (In the event that Seller’s Accounts do not contain sufficient funds to satisfy in whole any amount due to MBF under this subsection 8.2(c), Seller shall promptly deposit funds in Seller’s Funding Account sufficient to satisfy such amount due to MBF, and Seller shall notify MBF of each such deposit.) If MBF determines that the Settlement Amount with respect to a Mortgage Loan or Mortgage Security is an amount due to Seller, and subject to subsection 8.3(a), MBF shall promptly pay to Seller the amount of the deficit by deposit of funds in the amount of the Settlement Amount in Seller’s Operating Account in order to reconcile the final payment made to MBF with the amount determined by MBF’s final calculations to have been the Repurchase Price and the final payment made to Seller with the amount determined by MBF’s final calculations to have been the Servicing Fee with respect to such Mortgage Loan.

(d) Each repurchase of a Mortgage Loan or Mortgage Security, if any, under this Section 8 shall include a release to Seller of all escrowed payments for Property Charges then in the Custodial Account and a reassignment to Seller of its rights under the applicable Takeout Commitment to deliver the applicable Mortgage Loan or Mortgage Security to the Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Takeout Investor. Effective on the Repurchase Date, MBF assigns to Seller, free and clear of any security interest, lien, claim or encumbrance of any kind, all of MBF’s right, title and interest in any applicable Takeout Commitment for the Mortgage Loan or Mortgage Security then repurchased by Seller.

8.3 Other Remedies.

(a) Seller hereby grants to MBF a right of set-off against the payment of any amounts that may be due and payable to MBF from Seller, such right to be upon any and all monies and property of Seller held or received by MBF or due and owing from MBF to Seller and exercisable whenever an Event of Default has occurred.

(b) During the existence of an Event of Default, notwithstanding any other provision of this Agreement, Seller shall have no right to withdraw or release any funds in the Custodial Account to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by MBF against funds held by it for MBF in the Custodial Account. During the existence of an Event of Default, Seller shall promptly remit to or at the direction of MBF all funds related to the Mortgage Loans in the Custodial Account (i) on the date of the Event of Default first occurs (as required by subsection 5.2(b)(iv)) and (ii) deposited by Seller in the Custodial Account after such date pursuant to other provisions of this Agreement.

(c) During the existence of an Event of Default, MBF may at any time, (i) upon notice to Seller, accelerate the Scheduled Repurchase Date for any or all the Mortgage Loans and all Mortgage Securities backed by such Mortgage Loans and declare the Repurchase Price for each such Mortgage Loan and Mortgage Security immediately due and payable, (ii) proceed against Seller (and any other obligor) with respect to all amounts due from Seller; (iii) act, or appoint a third party to act, as a Successor Servicer of the Mortgage Loans at Seller’s expense, and notify all obligors under the Mortgage Loans that all payments on such Mortgage Loans are to be made directly to such Successor Servicer; and (iv) enter onto the property where any Credit Files and related Mortgage Loan servicing records are held by Seller and take possession of such documents with or without judicial process (but in any event upon reasonable notice to Seller and during regular office hours), and require Seller to perform all acts and take all action so that all Credit Files and related Mortgage Loan servicing records held by Seller are promptly delivered to MBF or its Successor Servicer (as MBF shall direct), so that MBF may use the foregoing and the information contained therein in any manner MBF deems necessary for recovery of amounts due from Seller hereunder.

(d) During the existence of an Event of Default, MBF may complete the sale of any Mortgage Loan or any Mortgage Security backed by a Mortgage Loan pursuant to the related Takeout Commitment (with such modifications in light of the Event of Default as may be acceptable to MBF and the Takeout Investor). In lieu of the sale of a Mortgage Loan or Mortgage Security to the Takeout Investor, MBF may sell any Mortgage Loan or Mortgage Security at a public or private sale, in a commercially reasonable manner at such price or prices and on such terms as MBF may deem satisfactory, and Seller waives any right it may have to prior notice of such a sale to the extent allowed by applicable law; but if notice is required under applicable law, MBF will give Seller not less than ten (10) days’ notice of any public sale or of the date after which any private sale of the Mortgage Loan or Mortgage Security may be held. Seller agrees that ten (10) days’ notice is reasonable notice; and MBF may, without notice or publication, adjourn any such public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment.

(e) MBF will incur no liability as a result of the commercially reasonable sale or other disposition of a Mortgage Loan or Mortgage Security at any public or private sale or other disposition. Seller waives (to the extent permitted by law) any claims it may have against MBF arising by reason of the fact that the price at which the Mortgage Loan or Mortgage Security may have been sold at a private sale was less than the price that MBF might have obtained at a public sale, or was less than the amount due to MBF with respect to the repurchase of said Mortgage Loan or Mortgage Security, even if MBF accepts the first offer received and does not offer the Mortgage Loan or Mortgage Security to more than one offeree. Any sale of a Mortgage Loan or Mortgage Security under the terms of the related Takeout Commitment will be deemed to have been made in a commercially reasonable manner.

(f) Proceeds received by MBF from any such sale pursuant to subsection 8.3(d), or pursuant to the enforcement of any of the foregoing remedies, shall be applied by MBF (i) first, to the payment for the costs and expenses of such sale or enforcement, including reasonable compensation for MBF’s counsel and agents; (ii) second, to the payment of Repurchase Price for the Mortgage Loan or Mortgage Security; (iii) third, to the payment of all other sums due from Seller to MBF; and (iv) fourth, to Seller. In the event the proceeds realized from the sale or other disposition of all the Mortgage Loans and all the Mortgage Securities owned by MBF at the time of an Event of Default are in the aggregate insufficient to pay all amounts owing to MBF as described in clauses (i) through (iii) above, Seller shall be liable to MBF for any such deficiency.

(g) In lieu of sale of a Mortgage Loan or Mortgage Security pursuant to subsection 8.3(d), MBF may elect (by notice to Seller) to hold the Mortgage Loan or Mortgage Security for its own account and to release Seller from the obligation to repurchase the same, in which event MBF may do so (without further notice to any Person or obligation to Seller) unless Seller gives MBF notice of objection within five (5) Business Days. If Seller timely lodges such an objection, MBF may exercise all of the other remedies provided in this Section 8.3, including sale of the Mortgage Loan or Mortgage Security to the Takeout Investor or to another Person pursuant to subsection 8.3(d). If Seller fails to timely lodge such an objection, Seller shall promptly deliver to MBF or its designee any part of the Credit File and related servicing records held by Seller, together with all funds in the Custodial Account and other receipts relating to such Mortgage Loan.

9. True Sales of Mortgage Loans.

9.1 True Sales. FOR THE AVOIDANCE OF DOUBT, MBF AND SELLER CONFIRM THAT THE TRANSACTIONS CONTEMPLATED HEREIN ARE INTENDED TO BE TRUE SALES AND ABSOLUTE ASSIGNMENTS OF THE MORTGAGE LOANS BY SELLER TO MBF (AND THEN BY MBF TO SELLER) AND NOT BORROWINGS SECURED BY THE MORTGAGE LOANS. MBF shall own each Mortgage Loan acquired pursuant to Section 3 hereof and have all right and entitlement appurtenant thereto, including, without limitation, the right to pledge or transfer the Mortgage Loan (subject only to any continuing obligations MBF may have to Seller hereunder), and the right to replace Seller as the servicing agent with respect to such Mortgage Loan, all on such terms as it deems appropriate. Seller shall not take any action inconsistent with MBF’s ownership of a Mortgage Loan purchased hereunder and shall not claim any legal, beneficial or other interest in such a Mortgage Loan other than its limited right and obligation, under Section 5 hereof, to provide servicing for such Mortgage Loan. For the avoidance of doubt, MBF may, in its sole discretion, assign all of its right, title and interest in, or grant a security interest in, any Mortgage Loan purchased hereunder. No notice of such assignment need be given by MBF to Seller except as required by Section 5. Assignment by MBF of a Mortgage Loan as provided in this Section 9.1 shall not release MBF from its obligations under this Agreement.

9.2 Precautionary Security Interest. Without prejudice to the provisions of Section 9.1 and the expressed intent of the parties, in the event that, for any reason, any transaction hereunder concerning a Mortgage Loan is construed by any Regulatory Authority as a borrowing or financing, rather than a true sale and absolute conveyance of the Mortgage Loan, Seller and MBF intend and agree that MBF shall have a perfected first priority security interest in such Mortgage Loan purchased hereunder and in all Mortgage-backed Securities and Participation Certificates created on the basis of such Mortgage Loan. In such case, Seller shall be deemed to have hereby granted to MBF (and possession of any promissory notes, instruments, documents, securities and certificates by Seller or any Successor Servicer as servicer shall constitute possession on behalf of MBF for this purpose) a security interest in and lien upon the Mortgage Loan, the Mortgage Note, any applicable Takeout Commitment (to the extent assignable by Seller), any related Mortgage-backed Security or Participation Certificate, all servicing rights and other rights and privileges appurtenant thereto, the Custodial Account, and all proceeds of any and all of the foregoing. In such an event, Seller agrees that such security interest shall be of first priority and shall be free and clear of adverse claims, liens and interests. In such event, this Agreement shall constitute a security agreement, and MBF shall have all of the rights of a secured party under applicable law. Without prejudice to the provisions of Section 9.1 and the expressed intent of the parties, and merely as a precaution in the event that any transaction hereunder may be so construed, Seller authorizes MBF to file a financing statement for the above-described collateral. At MBF’s request, Seller and MBF will enter into a precautionary control agreement with the depository Eligible Bank with respect to the Custodial Account. Seller will also deliver possession of Mortgage Securities to MBF, will register all Mortgage Securities in MBF’s name by book entries, and will take such other actions to perfect its precautionary security interest as MBF requests.

10. Seller Representations. All the representations and warranties made by Seller to MBF in this Agreement are binding on Seller regardless whether the subject matter thereof was under the control of Seller or a third party. Seller acknowledges that MBF will rely upon all such representations and warranties with respect to each Mortgage Loan purchased by MBF hereunder, and Seller makes such representations and warranties in order to induce MBF to purchase the Mortgage Loans. The representations and warranties by Seller in this Agreement with respect to a Mortgage Loan shall be unaffected by, and shall supersede, any provision in any endorsement of any Mortgage Loan or in any assignment with respect to such Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty. The representations and warranties of Seller in this Agreement shall inure to the benefit of MBF and its successors and assigns, notwithstanding any examination by MBF of any Mortgage Loan documents or related files.

11. Representations and Warranties Concerning Mortgage Loans. By each delivery of a Loan Sale Confirmation, Seller shall be deemed to make, as of the effective date of the described sale of the Mortgage Loan or Loans (or, if another date is expressly provided in such representation or warranty, as of such other date), each of the representations and warranties set forth in Annex 2 concerning each Mortgage Loan then sold to MBF (as such representations and warranties may be modified by another Annex) and each representation and warranty concerning the Mortgage Loan set forth in another applicable Annex. All Seller representations and warranties concerning each Mortgage Loan shall survive delivery of the Dry Funding Documents Packages, the Wet Funding Documents Packages, and the Loan Sale Confirmations, purchase by MBF of Mortgage Loans, delivery of the Credit Files, transfer of the servicing for the Mortgage Loans to a Successor Servicer, the Takeout Fundings (if any), repurchases of the Mortgage Loans and Mortgage Securities by Seller (if any), and termination of this Agreement. With respect to any particular Mortgage Loan, Seller shall have the right to propose exceptions to the representations and warranties set forth in Annex 2 (or any other applicable Annex) and MBF may accept or reject such exceptions in its sole discretion and any exception made by MBF with respect to any particular Mortgage Loan shall not apply to any future Mortgage Loan unless such exception is specifically approved by MBF for such Mortgage Loan at the time of its purchase.

12. Representations and Warranties Concerning Seller. As a material inducement to enter into this Agreement and the transactions contemplated hereby, Seller makes the following representations and warranties as of the Effective Date and as of each Acquisition Date (unless otherwise noted in this Section 12). All Seller representations and warranties set forth in this Section 12 shall survive delivery of the Dry Funding Documents Packages, the Wet Funding Documents Packages, and the Loan Sale Confirmations, purchase by MBF of Mortgage Loans, delivery of the Credit Files, transfer of the servicing for the Mortgage Loans to a Successor Servicer, the Takeout Fundings (if any), and repurchases of the Mortgage Loans and Mortgage Securities by Seller (if any), and shall terminate upon the date no Mortgage Loans purchased prior to the effective date of the termination of this Agreement pursuant to Section 14 hereof exist that have not been repurchased by Seller (or held by MBF or sold to a Takeout Investor, if applicable) and there is no continuing Event of Default.

12.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Seller or any such Subsidiary. For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which Seller transacts business. Seller has no Subsidiaries except those identified by Seller to MBF in writing. With respect to each such Subsidiary, Seller has accurately described to MBF its name, address, place of incorporation, each state in which it is qualified as a foreign corporation, and the percentage ownership of Seller in such Subsidiary. Each of Seller’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each has full legal power and authority to own its property and to carry on its business as currently conducted.

12.2 Authority and Capacity. Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the obligations required of it thereunder. This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles. No consent, approval, authorization or order of or registration or filing with, or notice to, any Regulatory Authority is required under state or federal law prior to the execution, delivery and performance of or compliance by Seller with this Agreement or the consummation by Seller of any transaction contemplated thereby, other than those that have been obtained and remain in full force and effect. If Seller is a depository institution, this Agreement shall be maintained in Seller’s official records.

12.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon the properties or assets of Seller, any of the terms, conditions or provisions of Seller’s charter or by-laws or any similar corporate documents of Seller, or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which it is bound (other than this Agreement).

12.4 Performance. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

12.5 Ordinary Course Transaction. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and the sale, transfer, assignment and conveyance of Mortgage Loans by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

12.6 Litigation; Compliance with Laws. There is no Litigation pending or, to Seller’s knowledge threatened, that might cause a Material Adverse Change or that might materially and adversely affect (i) the validity or enforceability of this Agreement or (ii) the Mortgage Loans to be sold pursuant to this Agreement. Seller has not violated any Requirement of Law applicable to Seller that would, if violated, materially and adversely affect (i) the validity or enforceability of this Agreement or (ii) the Mortgage Loans to be sold pursuant to this Agreement or that might cause a Material Adverse Change.

12.7 Statements Made. No representation, warranty or written statement made by Seller in this Agreement or in any schedule, written statement or certificate furnished to MBF by Seller in connection with this Agreement or the transactions contemplated thereunder contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

12.8 Approved Company. Seller currently holds all approvals, authorizations and other licenses from the Takeout Investors and the Agencies required under the Takeout Guidelines (or otherwise) to originate, purchase, hold, service and sell Mortgage Loans of the types to be offered for sale to MBF hereunder.

12.9 Fidelity Bonds. Seller maintains fidelity bonds and policies of insurance with financially sound and reputable insurance companies and in such amounts as are customarily carried under similar circumstances by such Persons engaged in the same or similar business.

12.10 Solvency. Seller is solvent. Seller will be solvent at all relevant times prior to, will not be rendered insolvent by, will have a valid business reason for and not have any intent to hinder, delay or defraud any of Seller’s creditors in connection with, any sale of a Mortgage Loan pursuant to this Agreement.

12.11 Reporting. In its financial statements, Seller intends to report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP. Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.

12.12 Financial Condition. The balance sheets of Seller provided to MBF pursuant to subsection 3.1(c) hereof (and, if applicable, its Subsidiaries, on a consolidated basis) as at the Statement Date, and the related statements of income, changes in stockholders’ equity, and cash flows for the periods ended on the Statement Date heretofore furnished to MBF, fairly present the financial condition of Seller and its Subsidiaries as at the Statement Date and the results of its and their operations for the periods ended on the Statement Date. On the Statement Date, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments which are required to be disclosed or reserved against in accordance with GAAP which are not so disclosed by, or reserved against on, said balance sheets and related statements. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Statement Date, there has been no Material Adverse Change, nor is Seller aware of any state of facts particular to Seller which (with or without notice or lapse of time or both) would or could result in any such Material Adverse Change.

12.13 Regulation U. Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any sales made hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

12.14 Investment Company Act. Neither Seller nor any of its Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, or is controlled by a Person that is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

12.15 Agreements. Neither Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture, or subject to any restriction, materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in subsection 3.1(c) hereof. Seller and each Subsidiary are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default would or could result in Material Adverse Change. No holder of any Indebtedness of Seller or of any of its Subsidiaries has given notice of any alleged default thereunder, or, if given, the same has been cured or will be cured by Seller within the cure period provided therein. No liquidation or dissolution of Seller or any of its Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Seller or any of its Subsidiaries or any of their respective properties is pending or, to the knowledge of Seller, threatened.

12.16 Title to Properties. Seller and each Subsidiary of Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in subsection 3.1(c) hereof, except for those properties and assets that Seller(or its Subsidiaries, as applicable) has disposed of since the date of those financial statements either in the ordinary course of business or because they were no longer used or useful in the conduct of Seller’s or the Subsidiary’s business or except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All of Seller’s properties and assets are free and clear of all Liens except as disclosed in Seller’s financial statements.

12.17 ERISA.(a) There are no violations of the applicable provisions of ERISA, the Code and other Federal or state laws that have resulted in or could be reasonably be expected to have a Material Adverse Change. Seller and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Seller, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) adequate provision has been made for any Pension Plan that has any Unfunded Pension Liability; (iii) neither Seller nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (iv) neither Seller nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Seller nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

12.18 Assumed Names. Seller does not originate Mortgage Loans or otherwise conduct business under any names other than its legal name and those assumed names, tradenames or division names previously disclosed in writing to MBF. Seller has made all filings and taken all other actions as may be required under the laws of any jurisdiction in which it originates Mortgage Loans or otherwise conduct business under any assumed name, tradename or division name. Seller’s use of such assumed names, tradename or division name does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by Seller to any other Person. Seller may adopt another assumed name to conduct business if Seller first delivers to MBF an assumed name certificate in the jurisdictions in which the assumed name is to be used, which must be satisfactory in form and content to MBF, in its sole discretion.

12.19 No Undisclosed Liabilities. Other than as disclosed in the financial statements delivered pursuant to subsection 3.1(c) and Section 13.7 hereof, Seller does not have any liabilities or Indebtedness, direct or contingent, except for liabilities or Indebtedness which, in the aggregate, do not exceed the amount specified in Annex 1.

12.20 Tax Returns and Payments. All federal, state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon its property, income or franchises, which are due and payable have been paid, including, without limitation, all FICA payments and withholding taxes, if appropriate, other than those which are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied, or that would not reasonably be expected to result in a Material Adverse Change. The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in subsection 3.1(c) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller, and Seller’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

12.21 Subsidiaries. Seller has not issued, and does not have outstanding, any warrants, options, rights or other obligations to issue or purchase any shares of its capital stock or other securities. The outstanding shares of capital stock of Seller have been duly authorized and validly issued and are fully paid and nonassessable.

12.22 Holding Company. Seller is not a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

12.23 Credit Information. Seller has full right and authority and is not precluded by law or contract from furnishing to MBF all credit information relating to each Mortgage Loan sold hereunder, and MBF will not be precluded from furnishing such materials to the related Takeout Investor by such laws. The foregoing shall not be construed to impose any obligation on MBF to keep the above described materials confidential or to otherwise comply with the Fair Credit Reporting Act or any similar laws.

12.24 No Discrimination. Seller makes credit accessible to all qualified applicants in accordance with all applicable laws and regulations. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, or sexual orientation. Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under state and federal statute and regulation.

13. Seller’s Covenants. Seller shall perform the following duties during the term of this Agreement:

13.1 Maintenance of Existence; Conduct of Business. Seller shall preserve and maintain its corporate or other existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including without limitation its eligibility as lender, seller/servicer and issuer described under Section 12.8 hereof, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Change; and it shall conduct its business in an orderly and efficient manner, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Change; and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement if such activity could reasonably be expected to result in a Material Adverse Change.

13.2 Compliance with Applicable Laws. Seller shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could materially adversely affect its business, operations, assets, or financial condition, except where contested in good faith and by appropriate proceedings, and with sufficient reserves established therefor.

13.3 Inspection of Properties and Books. Upon reasonable advance notice to Seller and at such reasonable times as MBF may request, Seller shall permit authorized representatives of MBF to (a) discuss the business, operations, assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, and (b) inspect all of Seller’s property and all related information and reports at Seller’s expense; provided, however, that as long as no Default or Event of Default exists, Seller shall not be liable for the costs of more than one such examination and inspection during each calendar quarter. Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of MBF or any authorized representatives of MBF may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of MBF and Seller’s accountants held in accordance with this authorization.

13.4 Notices. Seller shall give prompt notice to MBF of (a) any action, suit or proceeding instituted by or against Seller or any of its Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign) which action, suit or proceeding involves a claim against Seller or any of its Subsidiaries in excess of the amount specified in Annex 1 (except for normal collection and foreclosure proceedings initiated by Seller in connection with a Mortgage Loan or any other mortgage loan), or any such proceedings threatened against Seller or any of Seller’s Subsidiaries in writing, (b) the filing, recording or assessment of any federal, state or local tax Lien against it, or any of its assets or any of its Subsidiaries with respect to a tax liability in excess of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00), (c) the occurrence of any Event of Default hereunder or the occurrence of any Default and continuation thereof for five (5) days, (d) the suspension, revocation or termination of any of Seller’s licenses or eligibility as described under Section 12.8 hereof, and (e) any other action, event or condition of any nature which may result in a Material Adverse Change.

13.5 Payment of Debt, Taxes, etc. Seller shall pay and perform all obligations and Indebtedness of Seller, and cause to be paid and performed all obligations and Indebtedness of its Subsidiaries in accordance with the terms thereof, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon Seller or its Subsidiaries, or upon their respective income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that Seller and its Subsidiaries shall not be required to pay obligations, Indebtedness, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Seller or its Subsidiaries shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending; and provided further that book reserves adequate under GAAP shall have been established with respect thereto.

13.6 Insurance. Seller shall maintain with financially sound and reputable insurance companies not Affiliates of Seller, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

13.7 Financial Statements and Other Reports. Seller shall deliver or cause to be delivered to MBF:

(a) As soon as available and in any event not later than the Quarterly Reporting Date, statements of income and changes in stockholders’ equity and cash flow of Seller and, if applicable, Seller’s Subsidiaries, on a consolidated basis for the immediately preceding fiscal quarter, and related balance sheet as at the end of the immediately preceding fiscal quarter, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the treasurer or chief financial officer of Seller, subject, however, to normal year-end audit adjustments;

(b) As soon as available and in any event not later than the Annual Reporting Date, statements of income, changes in stockholders’ equity and cash flows of Seller, and, if applicable, Seller’s Subsidiaries, on a consolidated basis for the preceding fiscal year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to MBF and prepared by PriceWaterhouseCoopers LLP (or if Seller ceases to employ PriceWaterhouseCoopers LLP, an accounting firm reasonably satisfactory to MBF, or other independent certified public accountants of recognized standing selected by Seller and approved by MBF, such approval not to be unreasonably withheld, delayed or conditioned), as to said financial statements;

(c) Together with each delivery of financial statements required in Section 13.7(a) and (b), Seller shall deliver an Officer’s Certificate for Seller signed by Seller’s chief financial officer or Treasurer and substantially in the form of Exhibit H hereto;

(d) As soon as available and in any event not later than the Quarterly Reporting Date, a consolidated report (the “Servicing Portfolio Report”) as of the end of the immediately preceding fiscal quarter detailing, as to all Mortgage Loans the servicing rights to which are owned by Seller (specified by investor type, recourse and non-recourse) and that have been sold hereunder and which report shall be substantially in the form of Exhibit K hereto;

(e) To be delivered within five (5) Business Days after the date when due to Fannie Mae, an Appraisal of the Servicing Portfolio; provided, however, that if during any calendar year, Seller is not required by Fannie Mae to obtain an Appraisal, the Appraisal shall be due as of each anniversary date of this Agreement (to be delivered within ninety (90) days of such date), an Appraisal of the Servicing Portfolio; if the Seller shall at any time fail to obtain an Appraisal required by this Section, MBF may obtain such Appraisal, and the Seller shall reimburse MBF for its costs and expenses incurred in connection therewith.

(f) Photocopies or electronic copies of all regular or periodic financial and other reports, if any, which Seller shall file with the SEC or any Agency, of any audits completed by any Agency, and of the Mortgage Bankers, Financial Reporting Forms (Freddie Mac Form 1055/Fannie Mae Form 1002) which Seller shall file with Fannie Mae or Freddie Mac, all in such detail and at such times as any MBF may reasonably request; and

(g) From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of Seller as MBF may reasonably request.

Documents required to be delivered pursuant to Section 13.7 may be delivered electronically.

13.8 Limits on Corporate Distributions. Seller shall not pay, make or declare or incur any liability to pay, make or declare any dividend (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock or any redemption or other acquisition, direct or indirect, of any shares of its stock or of any warrants, rights or other options to purchase any shares of its stock, nor purchase, acquire, redeem or retire any stock or ownership interest in itself whether now or hereafter outstanding if an Event of Default exists at such time or will occur as a result of such payment or action.

13.9 Use of Washington Mutual’s Name. Seller shall confine its use of Washington Mutual’s logo and the “Washington Mutual” name to those uses specifically authorized by Washington Mutual in writing. Seller may not use Washington Mutual’s name or logo to obtain any mortgage-related services.

13.10 Reporting. In its financial statements, Seller will report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.

13.11 Minimum Adjusted Tangible Net Worth. Seller shall not permit Adjusted Tangible Net Worth of the Seller (and its Subsidiaries, on a consolidated basis) to be less than TWENTY-SEVEN MILLION AND NO/100 DOLLARS ($27,000,000.00), computed as of the end of each calendar quarter.

13.12 Debt Service Coverage Ratio. Seller shall not permit the Debt Service Coverage Ratio of Seller, calculated for each period of four consecutive fiscal quarters, to be less than 1.15 to 1 for any such four-quarter period, computed as of the end of each calendar quarter.

13.13 Minimum Servicing Portfolio. Seller shall not permit the Servicing Portfolio of Seller (and its Subsidiaries, on a consolidated basis) to be less than TWO BILLION SEVEN HUNDRED MILLION AND NO/100 DOLLARS ($2,700,000,000.00), computed as of the end of each calendar quarter.

13.14 Liquidity. Seller shall not permit the Liquid Assets of the Seller (and its Subsidiaries, on a consolidated basis) to be less than the sum of FIVE HUNDRED THOUSAND ($500,000.00) plus an amount equal to .001% of the unpaid principal balance of Fannie Mae DUS Mortgage Loans whose Servicing Contracts are owned by Seller at such date, computed as of the end of each calendar quarter.

14. Term. This Agreement shall terminate (a) on the Termination Date specified in Annex 1, in which event termination will not affect the obligations hereunder as to any Mortgage Loan with respect to which a Loan Purchase Detail, a Loan Sale Confirmation, a Dry Funding Documents Package, or a Wet Funding Documents Package has been delivered by Seller pursuant to the terms of this Agreement prior to said notice; or (b) by notice of immediate termination from MBF following the occurrence of, and during the continuance of, an Event of Default; provided, however, that termination shall be immediately effective, without the necessity of a notice from MBF, upon the occurrence of an Act of Insolvency. Termination will not affect the obligations hereunder as to any Mortgage Loans purchased prior to the effective date of such termination.

15. Notices; Service.

15.1 Notices. All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder shall, except as otherwise expressly provided hereunder, be in writing and shall be delivered in person or mailed, first class, return receipt requested, postage prepaid, or delivered by overnight courier or facsimile transmission, addressed to the respective parties hereto at their respective addresses hereinafter set forth or, as to any such party, at such other address as may be designated by it in a notice to the other. All such communications shall be conclusively deemed to have been properly given or made when duly delivered, in person or by overnight courier, or if mailed on the third Business Day after being deposited in the mails, or if delivered by facsimile transmission, when sent and receipt has been confirmed by telephone, addressed to the applicable address specified in Annex 1, or to such other address(es) or telex or telecopier number(s) as the party to be served may direct by notice to the other party in the manner hereinabove provided.

15.2 Service. SELLER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PLEADING OR DOCUMENT IN ANY LITIGATION BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR UNDER SECTION 15.1 HEREOF. NOTHING CONTAINED HEREIN SHALL AFFECT MBF’S RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

16. Fees and Expenses; Indemnities.

16.1 Fees and Expenses. Seller will promptly pay all reasonable out-of-pocket costs and expenses incurred by MBF, including without limitation reasonable attorneys’ fees, in connection with (i) preparation, negotiation, documentation and administration of this Agreement and purchase and resale of Mortgage Loans by MBF hereunder, (ii) protection of the Mortgage Loans purchased hereunder (including, without limitation, all costs of filing or recording any assignments, financing statements and other documents), and (iii) enforcement of MBF’s rights hereunder (including, without limitation, costs and expenses suffered or incurred by MBF in connection with any Act of Insolvency related to Seller, appeals and any anticipated post-judgment collection services).

16.2 Seller Indemnity. In addition to its other rights hereunder, Seller shall indemnify and defend MBF and MBF’s directors, officers, agents and employees against, and hold MBF and each of them harmless from, all losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by MBF or any of them arising out of, resulting from, or in any manner connected with, the purchase by MBF of any Defective Mortgage Loans.

16.3 MBF Indemnity. MBF shall indemnify and defend Seller and Seller’s directors, officers, agents and employees against, and hold Seller and each of them harmless from, all loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by Seller or any of them arising out of or resulting from action taken by MBF in its capacity as owner of a Mortgage Loan after the Acquisition Date and prior to the Repurchase Date for such Mortgage Loan or related Mortgage Security (other than the performance of its duties, the enforcement of its rights and the exercise of its remedies hereunder).

16.4 Gross Negligence and Willful Misconduct. The foregoing indemnities shall not, as to any indemnitee described in this Section 16, be available to the extent that such losses, liabilities, damages, claims, costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

16.5 Survival. The provisions of Section 16 shall survive termination of this Agreement.

17. Confidential Information.

17.1 Restrictions on Use of Confidential Information. Seller and MBF agree not to use Confidential Information of the other for any purpose other than the fulfillment of its obligations under the Agreement. Seller and MBF shall not disclose, publish, release, transfer or otherwise make available Confidential Information of the other in any form to, or for the use or benefit of, any Person without the other’s consent. Seller and MBF shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, agents, subcontractors, employees, attorneys, accountants and other professionals to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement and such disclosure is not prohibited by applicable law; provided, however, that Seller and MBF shall take all reasonable measures to ensure that Confidential Information of the other is not disclosed or duplicated in contravention of these provisions by such officers, agents, subcontractors, employees, attorneys, accountants and other professionals, including, without limitation, the disclosure of Confidential Information related to Seller’s customers to Washington Mutual, MBF or their Affiliates, or the officers, agents, subcontractors, employees, attorneys, accountants and other professionals thereof, for any purpose other than the fulfillment of MBF’s obligations under the Agreement. Seller and MBF further agree promptly to advise the other in writing of any misappropriation, or unauthorized disclosure or use by any person of Confidential Information which may come to its attention and to take all steps reasonably requested by the other to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use. If applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Section.

17.2 Controls on Confidential Information. Seller and MBF shall establish commercially reasonable controls to ensure that the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Section or any applicable privacy laws and regulations. Without limiting the foregoing, Seller and MBF shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information, protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. To the extent that any duties and responsibilities under the Agreement are delegated to an agent or other subcontractor, reasonable steps shall be taken to ensure that such agents and subcontractor adhere to the same requirements. Seller and MBF will not make any more copies of the other’s written or graphic materials containing Confidential Information than is necessary for its use under the terms of the Agreement, and each such copy shall be marked with the same proprietary notices as appear on the originals.

17.3 Audits. Seller and MBF shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Section 17 and applicable privacy laws and regulations.

17.4 Confidential Information Not Subject to Restrictions. Notwithstanding anything to the contrary contained herein, neither Seller nor MBF shall have any obligation with respect to any Confidential Information of the other party, or any portion thereof, which the receiving party can establish by competent proof:

(i)	is or becomes generally known to companies engaged in the same or similar businesses as the parties hereto on a non-confidential basis, through no wrongful act of the receiving party;

(ii)	is lawfully obtained by the receiving party from a third party which has no obligation to maintain the information as confidential and which provides it to the receiving party without any obligation to maintain the information as proprietary or confidential;

(iii)	was known prior to its disclosure to the receiving party without any obligation to keep it confidential as evidenced by the tangible records kept by the receiving party in the ordinary course of its business;

(iv)	is independently developed by the receiving party without reference to the disclosing party’s Confidential Information; or

(v)	is the subject of a written agreement whereby the disclosing party consents to the use or disclosure of such Confidential Information.

17.5 Required Disclosures. If a receiving party or any of its representatives shall be under a legal obligation in any administrative or judicial circumstance to disclose any Confidential Information, the receiving party shall give the disclosing party prompt notice so that the disclosing party may seek a protective order and/or waive the duty of nondisclosure; provided that in the absence of such order or waiver, if the receiving party or any such representative shall, in the opinion of its counsel, stand liable for contempt or suffer other censure or penalty for failure to disclose, disclosure pursuant to the order of such tribunal may be made by the receiving party or its representative without liability hereunder.

17.6 Continued Restrictions. For as long as Seller or MBF continues to possess or control Confidential Information furnished by the other, and for so long as the Confidential Information remains unpublished, confidential and legally protectable as the property of the disclosing party, except as otherwise specified herein, the receiving party shall make no use of such Confidential Information whatsoever, notwithstanding the termination or expiration of the Agreement. Seller and MBF acknowledge their understanding that the termination or expiration of the Agreement shall not be deemed to give either a right or license to use or disclose the Confidential Information of the other. Any materials or documents, including copies that contain Confidential Information, shall be promptly returned when necessary to prevent disclosure of the Confidential Information to third parties.

17.7 Injunctive Relief Permitted. It is agreed that the unauthorized disclosure or use of any Confidential Information may cause immediate or irreparable injury to the party providing the Confidential Information, and that such party may not be adequately compensated for such injury in monetary damages. Seller and MBF therefore acknowledge and agree that, in such event, the other shall be entitled to seek any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of disclosure or use, and each consents to the jurisdiction of any federal or state court of competent jurisdiction sitting in Seattle, Washington for purpose of any suit hereunder and to service of process therein by certified or registered mail, return receipt requested.

18. Modifications, Consents and Waivers. No modification, amendment or waiver of, or with respect to, any provision of this Agreement or any other instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by Seller from any of the terms or conditions hereof or thereof, shall in any event be effective unless it shall be in writing and signed by MBF. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on Seller in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. Upon not less than five (5) Business Days’ prior notice to Seller, MBF may modify any Exhibit or the form of any document referred to in any Exhibit, prospectively, to conform to current legal requirements or MBF’s practices and, as so modified, those Exhibits and documents will be part of this Agreement.

19. Integration. This Agreement embodies the entire agreement and understanding between MBF and Seller on the subject hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

20. Remedies Cumulative. Each and every right granted to MBF hereunder or under any other document delivered hereunder or in connection herewith, or allowed MBF by law or equity, shall be cumulative and may be exercised from time to time. No course of dealing on the part of MBF, nor any failure on MBF’s part to exercise, nor any delay in exercising, any right shall operate as a waiver thereof or otherwise prejudice the rights, powers and remedies of MBF. No single or partial exercise of any right shall preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of Seller’s obligations hereunder shall be without regard to any counterclaim, right of offset or any other claim whatsoever which Seller may have against MBF and without regard to any other obligation of any nature whatsoever which MBF may have to Seller, and no such counterclaim or offset shall be asserted by Seller, in any action, suit or proceeding instituted by MBF to enforce this Agreement.

21. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

22. Governing Law. THIS AGREEMENT IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, ALL MATTERS OF CONSTRUCTION, INTERPRETATION, VALIDITY, ENFORCEMENT AND PERFORMANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

23. Severability. The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect any other clause or provision or such clause or provision in any other jurisdiction.

24. Binding Effect; Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of Seller, MBF and their respective successors and permitted assigns. It is expressly agreed that MBF may assign its right to enforce this Agreement as to any Mortgage Loan to any party that subsequently purchases such Mortgage Loan from MBF or provides financing to MBF with respect to such Mortgage Loan. The rights and obligations of Seller under this Agreement shall not be assigned or delegated without the prior written consent of MBF, which consent may be withheld in MBF’s sole discretion, and any purported assignment or delegation without such consent shall be void.

25. Annexes, Exhibits and Riders. All Annexes, Exhibits and Contract Riders attached hereto are incorporated in this Agreement by this reference.

26. Time of the Essence. Any payment, remittance or transfer of funds due hereunder by one party to the other (or to a designated third party) due on a day that is not a Business Day shall be made on the next succeeding Business Day. TIME IS OF THE ESSENCE WITH REGARD TO THE PERFORMANCE OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT.

[Signature Page Follows]

WASHINGTON MUTUAL BANK, a federal association

By:	/s/ John L. Thomas

Name:	John L. Thomas

Title:	Vice President

MMA MORTGAGE INVESTMENT CORPORATION,

a Florida corporation

By: /s/ Gary A. Mentesana

Name: Gary A. Mentesana

Title: Executive Vice President

Applicable Annexes

[X] [X]	Annex 1 Annex 2	Customized Terms Representations and Warranties Concerning Mortgage Loans

Annex 1

Customized Terms

1. Additional Definitions. The following definitions are added to Section 1 of the Agreement:

“Annual Reporting Date” means the one hundred twenty (120th) day after the end of each fiscal year (see subsection 13.7(b)).

“Default Rate” means four percent (4%) per annum over the Investment Return Rate.

“Maximum Takeout Commitment Expiration Date” means the ninetieth (90th) day after the Acquisition Date for a particular Mortgage Loan or Mortgage Security.

“Quarterly Reporting Date” means the sixtieth (60th) day after the end of each of the first three fiscal quarters (see subsection 13.7(a)).

“Remittance Date” means, with respect to each Mortgage Loan, the twenty-fifth (25th) day of each month.

“Seller’s Concentration Limit” means $125,000,000.00 at any one time.

“Wet Funding Deadline” means the second (2nd) Business Day after the closing of the Mortgage Loan.

2. Modified or Clarified Definitions Terms. The following definitions and terms are clarified or modified, as applicable, as follows:

“Acquisition Price”: The Acquisition Price shall be determined as follows:

Type of Loan	Acquisition Price
Conventional Mortgage Loan with Takeout Commitment from Fannie Mae or Freddie Mac	lesser of Par Value or 100% of the Takeout Commitment Price

Conventional Mortgage Loan with Takeout Commitment from Takeout Investor other than Fannie Mae or Freddie Mac	lesser of Par Value or 100% of the Takeout Commitment Price

FHA Project Mortgage Loan, FHA Construction Mortgage Loan, or HUD 241 Mortgage Loan	lesser of Par Value or 100% of the Takeout Commitment Price

“Event of Default”: The amount of Indebtedness referenced in clause (xi) of the definition of “Event of Default” in Section 1 of the Agreement is Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

“Investment Return Rate”: The following basis points based on the Net Investable Balances of the Seller as set forth below shall be the basis points referenced in the definition of “Investment Return Rate” in Section 1 of the Agreement.

Net Investable Balances	Investment Return Rate
< $20,000,000	100 basis points (1.00%)

=$20,000,000 but <$30,000,000	87.5 basis points (0.875%)

=$30,000,000	75 basis points (0.75%)

“Scheduled Repurchase Date”: The number of days referenced in the definition of “Scheduled Repurchase Date” in Section 1 of the Agreement is ninety (90).

No Undisclosed Liabilities: The amount of liabilities and Indebtedness referenced in Section 12.19 of the Agreement is ONE MILLION AND NO/100 DOLLARS ($1,000,000.00).

Notices of Actions, Suits or Proceedings: The amount at issue referenced in Section 13.4 of the Agreement is SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00).

3. [Reserved.]

4. Additional Seller Representation: Place of Business and Formation. Section 12 of the Agreement is amended by the addition of the following Section 12.27:

12.27 Place of Business and Formation. The principal place of business of Seller is 621 East Pratt Street, Suite 300, Baltimore, Maryland 21202. As of the Effective Date, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Section 6 of Annex 1. As of the Effective Date, Seller’s jurisdiction of organization is Florida.

5. Termination Date. For the purposes of clause (a) of Section 14 of the Agreement, Termination Date means February 1, 2008; provided, however, MBF shall have the right, in its sole and absolute discretion, upon at least thirty (30) days prior written notice to the Seller, to terminate this Agreement on the first anniversary date of this Agreement, in which event termination will not affect the obligations hereunder as to any Mortgage Loan with respect to which a Loan Purchase Detail, a Loan Sale Confirmation, a Dry Funding Documents Package, or a Wet Funding Documents Package has been delivered by Seller pursuant to the terms of this Agreement prior to said notice.

6. Notices. Notices to Seller made pursuant to Section 15.1 of the Agreement shall be addressed as follows:

MMA Mortgage Investment Corporation

621 East Pratt Street, Suite 300

Baltimore, Maryland 21202 Attention:	Treasurer

Telecopy No.: (410) 727-5387

With a copy to

MMA Financial
621 East Pratt Street, Suite 300
Baltimore, Maryland 21202

Attention: General Counsel

Telecopy No.: (410) 727-5387

Notices to MBF made pursuant to Section 15.1 of the Agreement shall be addressed as follows:

Washington Mutual Bank

Mortgage Banker Finance

620 W. Germantown Pike, Suite 200

Plymouth Meeting, PA 19462

Attention: Joseph Meehan

Telecopy No.: (610) 828-9657

with a copy to:

Washington Mutual Bank

Legal Department

9200 Oakdale Avenue

Chatsworth, CA 91311

Attention: Carol A. Robertson

Telecopy No.: (818) 349-2734

Annex 2

Representations and Warranties Concerning Mortgage Loans

[Loan Characteristics]

1. Valid Lien. The Mortgage is a valid, subsisting, enforceable and perfected first lien (if the Mortgage Loan is indicated by Seller to be a first lien Mortgage Loan on the Loan Purchase Detail) or second lien (if the Mortgage Loan is indicated by Seller to be a second lien Mortgage Loan on the Loan Purchase Detail) on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, and the Mortgaged Property is owned by the Mortgagor in fee simple or is a leasehold estate, subject only to:

(a)	if the Mortgage Loan is indicated by Seller to be a second lien Mortgage Loan on the Loan Purchase Detail, a prior mortgage lien on the Mortgaged Property;

(b)	the lien of current real property taxes and assessments not yet due and payable;

(c)	covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and

(i)	referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or

(ii)	which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and

(d)	other matters to which like properties are commonly subject to which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest (if the Mortgage Loan is indicated by Seller to be a first lien Mortgage Loan on the Loan Purchase Detail) or second lien and second priority security interest (if the Mortgage Loan is indicated by Seller to be a second lien Mortgage Loan on the Loan Purchase Detail) on the Mortgaged Property described therein, and Seller has full right to sell and assign the same to MBF. All tax identifications and property descriptions are legally sufficient; and tax segregations, where required, have been completed. The Mortgaged Property is not, and as of the date of the origination of the Mortgage Loan was not, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage, except to the extent permitted by the Takeout Investor under any applicable Takeout Commitment.

2. Deeds of Trust. If the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the deed of trust, and no fees or expenses are or will become payable by MBF to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

3. Buydown Loans. If the Mortgage Loan is a “buydown loan”, the amount of the buydown is fully funded, the period of the buydown does not exceed three years, and the change in the Mortgagor’s interest rate will not exceed 1 percent per annum as a result of the buydown.

4. Full Disbursement of Proceeds. Except in the case of an FHA Construction Mortgage Loan or a HUD 241 Mortgage Loan, the Mortgage Loan has been closed, the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and, except as specifically permitted by MBF in writing, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, any FHA mortgage insurance premium, if applicable, has been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. There is no obligation on the part of Seller, or of any other party, to make supplemental payments in addition to those made by the Mortgagor. All future advances, if any, made in connection with the Mortgage Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

5. No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury. No such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. The Mortgage Loan is not subject to a bankruptcy plan, nor has Seller received notice of nor does Seller have knowledge that the Mortgagor has filed bankruptcy. The Mortgagor has not notified Seller or any prior servicer of the Mortgage Loan, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940.

6. Payments Current. All payments due on the Mortgage Loan, if any, have been made by the Mortgagor, the Mortgage Loan has not been delinquent (i.e. was more than thirty days past due) more than once in the preceding 12 months, and any such delinquency lasted for no more than 30-days.

7. No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

8. No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except of interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the due date of the first installment of principal and interest. No subordinate financing was used by the Mortgagor to acquire the Mortgaged Property, except to the extent permitted by the Takeout Investor under any applicable Takeout Commitment and any guides, rules and regulations governing such Takeout Commitment.

9. No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

10. Ownership. Immediately prior to MBF’s purchase of the Mortgage Loan, and subject to the Warehouse Lender’s security interest other than in the context of Wet Fundings, Seller was the sole legal, beneficial and equitable owner of record and holder of the Mortgage Loan. Except for any applicable Takeout Commitment, the Mortgage Loan has not been assigned or pledged and Seller has good and marketable title thereto and full right to transfer and sell the Mortgage Loan to MBF free and clear of any encumbrance, equity, participation interests, lien, pledge, charge, claim or security interest. Seller has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to the Agreement, and upon its purchase of the Mortgage Loan MBF has received good and marketable title to the Mortgage Loan free of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, but subject to any applicable Takeout Commitment. There is no litigation pending or, to the best of Seller’s knowledge, threatened, affecting or relating to Seller which may in any way affect, by attachment or otherwise, the title or interest of MBF in and to the Mortgage Loan, the Mortgaged Property or the Mortgage Note or security instrument.

11. Occupancy of the Mortgaged Property. Except to the extent MBF has specifically agreed in writing to the contrary, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

12. No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default resulting from any action or inaction by the Mortgagor.

13. No Servicing Restrictions. Except as may be set forth in any applicable Takeout Commitment, no servicing agreement has been entered into with respect to the Mortgage Loan, or if any such servicing agreement has been entered into it has been terminated, and there are no restrictions, contractual, statutory or otherwise, which would impair the ability of MBF to appoint a Successor Servicer with respect to the Mortgage Loan (other than applicable Agency Guidelines).

14. No Refinance Agreements. Except as disclosed to MBF, neither Seller nor any of its Affiliates have entered into an agreement, formal or informal, with the Mortgagor during the initial origination process of the Mortgage Loan to refinance the Mortgage Loan at some future date as an inducement for the Mortgagor to enter into the original mortgage transaction.

15. No Adverse Selection. Seller used no adverse selection procedures in selecting the Mortgage Loan from among the outstanding first lien and second lien mortgage loans owned by it which were available for sale to MBF.

16. Right of Rescission. With respect to refinance loans, the borrower’s right of rescission has not been waived.

17. No Graduated Payment or Shared Appreciation Feature. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

18. No Construction Loan. Except for an FHA Construction Mortgage Loan and except as may be permitted by MBF in writing, the Mortgage Loan was not made in connection with the construction or rehabilitation of the Mortgaged Property.

19. No Liabilities. There are no liabilities of Seller with respect to the Mortgage Loan or with respect to facts or circumstances prior to the date on which MBF purchased the Mortgage Loan for which MBF would be responsible as a result of its purchase of the Mortgage Loan.

20. [Intentionally Omitted]

21. [Intentionally Omitted]

22. Third Party Originations. If the Mortgage Loan was completely or partially originated, underwritten, closed, funded or packaged by any Person other than Seller (each such mortgage loan, a “TPO Mortgage Loan”):

(a)	Seller has received written authorization from the Takeout Investor to sell to MBF TPO Mortgage Loans which comply with the terms and conditions set forth in such authorization, such authorization has not been rescinded, terminated or revoked, and the sale of such TPO Mortgage Loan, or a related Mortgage Security, by MBF to the Takeout Investor will not be inconsistent with, or exceed, any limitations or restrictions stated in such authorization;

(b)	Seller has implemented, and the TPO Mortgage Loan was subject to, prudent third-party origination risk management procedures which identify potential deficiencies in TPO Mortgage Loans including, but not limited to, misrepresentations of borrower income and assets and inaccuracies in appraisal reports;

(c)	during the time the TPO Mortgage Loan was being originated, and at the Acquisition Date, each entity that participated in the origination of the TPO Mortgage Loan (each a “TPO”)

(i)	was duly organized, validly existing and in good standing under the laws of such TPO’s state of organization and

(ii)	had all licenses, registrations and certifications in all applicable jurisdictions and such licenses, registrations and certifications were in full force and effect at such times;

(d)	each TPO complied with all applicable agreements, contracts, laws and regulations with respect to, and the violation of which might adversely affect, the TPO Mortgage Loan or result in any cost or liability to MBF; and

(e)	the TPO and the TPO Mortgage Loan comply with all applicable Fannie Mae and Freddie Mac requirements for third party originated mortgage loans. For purposes of this representation and warranty, Seller’s use of a “contract underwriter” will not, by itself, cause a Mortgage Loan to be considered a TPO Mortgage Loan. In addition, a Mortgage Loan that is partially originated or funded by Seller’s parent corporation, or any other Affiliate of Seller, will not be considered a TPO Mortgage Loan as long as no unaffiliated third party participated in any aspect of the origination or funding of the Mortgage Loan.

23. Conformity to Takeout Commitment. The Mortgage Loan conforms in all respects with the requirements of the Takeout Investor under any applicable Takeout Commitment. The applicable Takeout Commitment, if any, is a legal, valid and binding obligation of Seller and the Takeout Investor, respectively, enforceable against Seller and the Takeout Investor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles affecting the enforceability of the rights of creditors, including those relating to specific performance). The applicable Takeout Commitment is a bona fide current, unused and unexpired commitment by the Takeout Investor pursuant to which such Takeout Investor has irrevocably agreed to acquire the Mortgage Loan, or a related Mortgage Security, not later than the Maximum Takeout Commitment Expiration Date upon the satisfaction only of those terms and conditions contained in the Takeout Commitment, all of which, in the reasonably anticipated course of events, can be complied with and satisfied prior to such date.

24. Assignment of Takeout Commitment. To the extent assignable by Seller, any Takeout Commitment for the Mortgage Loan, has been duly assigned to MBF. Assuming that MBF is an eligible assignee under the Takeout Guidelines, the assignment of the Takeout Commitment with respect to such Mortgage Loan does not violate the terms of the Takeout Commitment.

[Mortgage Loan Information and Documentation]

25. Mortgage Loan as Described. The information contained in all commitments, advises, schedules, computer tapes or other documents or media prepared by Seller or on behalf of Seller or otherwise furnished to MBF relating to the Mortgage Loan is complete, true and correct. Each of the documents contained in the Wet Funding Documents Package or the Dry Funding Documents Package for each Mortgage Loan is an authentic original document, except that, if a photocopy of such document is permitted to be provided under the Agreement (as indicated on Exhibit D), then such photocopy contained therein is a true, correct and complete photocopy of the original document.

26. Documents. The Mortgage Note and the Mortgage are on forms acceptable to the Takeout Investor or are instruments approved by MBF, and Seller has not made any representation to the Mortgagor which is inconsistent with the mortgage instruments used. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (b) otherwise, by judicial foreclosure. Upon default by the Mortgagor and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Payments under the Mortgage Note are due on the first day of each month with interest payable in arrears.

27. Due on Sale. The Mortgage Loan documents contain an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder; by the terms of the Mortgage Note, however, the provision for acceleration may not be exercised at the time of a transfer if prohibited by federal law or, in the event that the mortgage interest rate for the Mortgage Loan is adjustable, if the prospective purchaser is the transferee of the original mortgagor, meets the applicable creditworthiness standards of the mortgagee and pays an agreed upon fee.

28. Appraisals. The appraisal obtained in connection with the origination of the Mortgage Loan, as well as the appraiser who performed it, meet all of the applicable requirements of the Takeout Investor and all applicable Agency Guidelines. The value of the Mortgaged Property is at least equal to the appraised value stated in the appraisal.

29. Original Terms Unmodified. The terms of the Mortgage and Mortgage Note have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary, to protect the interests of MBF and which has been delivered to and approved by MBF or its designee. The substance of any such waiver, alteration or modification has been approved by any applicable issuer of a title insurance policy or a primary mortgage insurance policy covering the Mortgage Loan, to the extent required by the policy, and by the Takeout Investor, and its terms are reflected in the Credit File. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by MBF, the Takeout Investor and any applicable issuer of a title insurance policy or a primary mortgage insurance policy covering the Mortgage Loan, to the extent required by the policy, and which assumption agreement is part of the Credit File.

30. Validity of Mortgage Documents. The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). All parties to the Mortgage Note and the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and any other related agreement, and the Mortgage Note and the Mortgage and any other related agreement have been duly and properly executed by such parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Seller has reviewed all of the documents constituting the Credit File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations and warranties set forth herein. There has been no misrepresentation, error or fraud committed in connection with the origination of the Mortgage Loan.

31. Assignment of Mortgage. The assignment of mortgage to MBF is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

32. Escrow Holdback Loans. In the event that an escrow holdback was established in connection with the Mortgage Loan, Seller represents and warrants that:

(a)	a temporary or final certificate of occupancy has been issued for the Mortgaged Property;

(b)	a valid and enforceable written escrow holdback agreement has been executed by the appropriate parties and is in the Credit File. The escrow holdback agreement includes, among other things:

(i)	a specific description of the work to be completed;

(ii)	a date on which such work must be completed;

(iii)	provisions for completion of the work and disbursement of escrow funds in the event of non-completion or dispute among the parties, and

(iv)	a provision that the mortgagee’s rights under the escrow holdback agreement, including the mortgagee’s rights to the escrow funds, are automatically transferred to any assignee of the escrow holdback loan;

(c)	the escrow funds initially retained in connection with the escrow holdback loan equal at least 100 percent of the amount estimated to complete the required improvements;

(d)	the escrow funds are separately identified and itemized on the final HUD-1 Settlement Statement;

(e)	the title insurance and mortgage insurance (if applicable) have not been, and shall not be, impaired or adversely affected during the escrow holdback period;

(f)	any and all requirements for completion of the improvements on the Mortgaged Property shall be satisfied, and all escrow funds shall be fully disbursed, as required by any applicable Takeout Commitment;

(g)	as of the date of the certificate of completion, there shall be no mechanics’ or similar liens or claims that have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage;

(h)	no litigation, proceeding, claim, dispute, demand, or investigation is or shall become pending or threatened relating to the escrow holdback agreement, the work to be performed in accordance therewith, the escrow funds or any other matter related thereto; and

(i)	all other representations and warranties made by Seller with respect to the Mortgage Loan are true and correct.

[Compliance]

33. Compliance with Applicable Laws. The origination of the Mortgage Loan was in compliance with all federal, state, local and municipal laws, ordinances, rules and regulations including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing and lending disclosure laws.

34. Servicing Performance. Prior to the Acquisition Date, the Mortgage Loan has been properly serviced in accordance with all applicable laws, the terms of the Mortgage, Mortgage Note and related documents. With respect to escrow deposits and escrow payments, all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with all applicable laws, the Agreement and any applicable Takeout Commitment. An escrow of funds has been established in an amount sufficient to pay for every item which remains unpaid and which has been assessed but is not yet due and payable. No escrow deposits or escrow payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All mortgage payment and mortgage interest rate adjustments and notices thereof have been made in strict compliance with all applicable laws and the terms of the related Mortgage Note and any applicable riders or modifications to the Mortgage Note. Any interest required to be paid pursuant to all applicable laws has been properly paid and credited. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments, ground rents relating to the Mortgage Loan have been paid to the extent such items are required to be paid pursuant to prudent mortgage banking standards and as herein provided.

35. Acceptable Investment. Seller has no knowledge of any circumstances or conditions with respect to the Mortgage Note, the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan.

36. Agency Requirements. If the Mortgage Loan or related Mortgage Security is to be acquired by the Takeout Investor under (a) an FHA mortgage loan purchase program, the Mortgage Loan complies with all applicable HUD guidelines and regulations, including those relating to underwriting, is insured or guaranteed by FHA, complies with all Ginnie Mae requirements relating to mortgage loans included in the Ginnie Mae mortgage-backed securities pools, and complies or shall comply, on or before the prescribed dates with all Ginnie Mae document custodian requirements; and (b) a conventional conforming mortgage loan purchase program, the Mortgage Loan complies with all applicable Fannie Mae and Freddie Mac guidelines, including those relating to underwriting, all Fannie Mae and Freddie Mac requirements relating to mortgage loans included in Fannie Mae or Freddie Mac mortgage-backed securities pools, and complies or shall comply, on or before the prescribed dates, with all Fannie Mae or Freddie Mac document custodian requirements.

37. Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (a) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located and (b) (i) organized under the laws of such state, (ii) qualified to do business in such state, (iii) a federal savings and loan association or national bank having principal offices in such state, or (iv) not doing business in such state.

38. Origination; Loan Terms. The Mortgage Loan was originated by a mortgagee approved under all applicable regulations.

39. Underwriting. The Mortgage Loan was underwritten in accordance with the applicable Agency Guidelines for underwriting and any underwriting conditions relating to the Mortgage Loan were fully satisfied, the satisfaction of those underwriting conditions is properly documented in accordance with standard industry practices, and such documentation has been, to the extent required by the Takeout Investor, submitted to the Takeout Investor.

40. [Intentionally Omitted]

41. Prepayment Fees. In the event that the Mortgage Note requires the Mortgagor to pay a fee if the Mortgage Loan is prepaid in full or part within the time periods specified in the Mortgage Note, the provision in the Mortgage Note requiring the payment of such fee (the “Prepayment Provision”) complies with all applicable local, state and federal law, all disclosures required under all applicable law in connection with the Prepayment Provision have been properly provided to the Mortgagor and the enforcement of the Prepayment Provision in accordance with the terms set forth in the mortgage note will be in compliance with all applicable laws and regulations.

[Insurance]

42. [intentionally omitted]

43. Government Loans. If the Mortgage Loan is subject to a commitment which provides that such Mortgage Loan will be insured by FHA, the Mortgage Loan is fully insured, and all insurance premiums due on or before the purchase date have been paid in full.

44. Title Insurance. The Mortgage Loan is covered by an ALTA form of lender’s title insurance policy or other generally acceptable form of policy of insurance acceptable to the Takeout Investor, issued by, and the binding obligation of, a title insurer acceptable to HUD, Fannie Mae or Freddie Mac, as applicable, and qualified to do business in the jurisdiction where the Mortgaged Property is located, if required, insuring Seller, its successors and assigns, as to the first priority lien (if the Mortgage Loan is indicated by Seller to be a first lien Mortgage Loan on the Loan Purchase Detail) of the Mortgage in the original principal amount of the Mortgage Loan, or as to the second priority lien (if the Mortgage Loan is indicated by Seller to be a second lien Mortgage Loan on the Loan Purchase Detail) of the Mortgage in the original principal amount of the Mortgage Loan, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions for the Mortgage providing for adjustment in the mortgage interest rate and monthly payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required title insurance unless the premium for such insurance was not paid by the Mortgagor. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. With the exception of any applicable Takeout Investor, Seller is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will inure to the benefit of MBF without any further act. No claims have been made under such lender’s title insurance policy, and no prior holder of the Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy.

45. Hazard and Flood Insurance. The improvements upon the Mortgaged Property are insured against loss by fire and other hazards as required by the Takeout Guidelines, including flood insurance if required under the National Flood Insurance Act of 1968, as amended. The Mortgage requires Mortgagor to maintain such casualty insurance at the Mortgagor’s expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s expense and to seek reimbursement therefore from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, and is in full force and effect and will inure to the benefit of MBF upon its purchase of the Mortgage Loan. All flood insurance and hazard insurance premiums have been paid when due. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the hazard insurance. Seller has not engaged in, and has no knowledge of the Mortgagor’s or of any prior servicer of the Mortgage Loan having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein or the validity and binding effect of either.

46. Coverage of Insurance. No action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable insurance policy or guarantee including, but not limited to, a title insurance policy, a hazard insurance policy, a primary mortgage insurance policy, FHA insurance coverage, or a mortgage pool insurance policy obtained in connection with the Mortgage Loan. In connection with the placement of any such insurance or guarantee, no commission, fee, other unlawful compensation or value of any kind has been or will be received by Seller or any designee of Seller or any corporation in which Seller or any officer, director or employee of Seller had a financial interest at the time of placement of such insurance and, to the best of Seller’s knowledge, no such commission, fee, other unlawful compensation or value of any kind has been received by any attorney, firm or other person or entity.

[Mortgaged Property]

47. No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the Mortgage and except as otherwise disclosed to MBF in writing.

48. Location of Improvements. All improvements which were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, no improvements on adjoining properties encroach upon the Mortgaged Property, or the policy of title insurance affirmatively insures against loss or damage by reason of any violation, variation, encroachment or adverse circumstance which is either disclosed or would have been disclosed by an accurate survey. Seller has obtained a zoning letter to the effect that improvements located on or being part of the Mortgaged Property are conforming uses or permitted nonconforming uses.

49. Environmental Matters. Based on the Phase I environmental assessment and any Phase II environmental assessment, the Mortgaged Property is free from any and all toxic or hazardous substances, and there exists no violation of any local, state or federal environmental law, rule or regulation, except for such violations for which the mortgagor is in compliance with an approved O&M program. The Mortgaged Property is not within a one-mile radius of any site listed in the National Priorities List as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of hazardous wastes that are known to contain any hazardous substances or hazardous wastes.

50. No Encroachments. No improvements on adjoining properties encroach upon the Mortgaged Property in any respect so as to effect the value or marketability of the Mortgage Loan or the Mortgaged Property.

51. [Intentionally Omitted]

52. No Condemnation and Mortgaged Property Undamaged. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

53. Detrimental Conditions. As of the origination date and the Acquisition Date of the Mortgage Loan, Seller did not know, nor did Seller have any reason to know, that the Mortgaged Property and the improvements constructed thereon were subject to any detrimental conditions which could reasonably be expected to adversely affect the market value of the Mortgaged Property. The term “detrimental conditions” includes, but is not limited to, expansive soils, underground mines, soil subsidence, landfills, superfund sites, special study zones, and other conditions which affect the stability of the improvements erected on the Mortgaged Property or the drainage on or from the Mortgaged Property.

54. [Intentionally Omitted]

55. Land Trust Loans. If legal and equitable title to the Mortgaged Property is held by a land trust, Seller represents the following, but only to the extent such representations are required by any applicable Agency with respect to such Mortgage Loans:

(a)	the Mortgaged Property is located in the State of Illinois;

(b)	the land trust is duly formed and validly existing under the laws of the State of Illinois;

(c)	the documents relating to the Mortgage are the binding obligations of the land trust and the beneficiaries of the land trust and such documents are enforceable against the parties in accordance with their respective terms;

(d)	the beneficiaries of the land trust have covenanted to perform or to cause the land trustee to perform, as applicable, all of the obligations imposed upon the borrower under the security instrument;

(e)	neither the Mortgaged Property nor the interests of the beneficiaries in the land trust may be transferred except in accordance with the provisions of the security instrument;

(f)	to the extent permitted by law, the beneficiaries of the land trust have directed the land trustee to waive, and the land trustee has waived, any and all rights of redemption from sale in accordance with the terms of the security instrument;

(g)	the interests of the beneficiaries are deemed personal property under Illinois law;

(h)	Seller has assigned to MBF Seller’s rights under a binding, valid and enforceable agreement among the trustee of the land trust, the beneficiaries of the land trust and Seller pursuant to which the trustee agreed to notify Seller in writing in the event that any beneficiary attempts to transfer, assign or otherwise convey a beneficial interest in the land trust to a third party; and

(i)	the Mortgage Loan complies with all of the requirements of Fannie Mae for land trust loans.

56. Leasehold Loans. If the Mortgage Loan is secured by a leasehold estate, Seller represents the following, but only to the extent such representations are required by any applicable Agency with respect to such Mortgage Loans:

(a)	the property subject to the lease is located in an area in which leasehold loans have received market acceptance;

(b)	the Mortgage and the title insurance policy cover the improvements to the property and the Mortgagor’s leasehold interest in the land;

(c)	the term of the leasehold estate exceeds the maturity of the Mortgage Note by at least 10 years unless fee simple title vests in the Mortgagor or an owner’s association on an earlier date;

(d)	the leasehold estate, and any purchase option with respect to the land, is assignable or transferable;

(e)	the lease does not contain any default provisions that could give rise to termination of the lease except for non-payment of the lease rents;

(f)	the lease is valid, and in full force and effect and there is no default under any provision of the lease;

(g)	the lease provides that:

(i)	the Mortgagor will pay taxes, insurance and any applicable homeowner’s association dues related to the land, in addition to those the Mortgagor is paying with respect to the improvements;

(ii)	the Mortgagor retains voting rights in any applicable homeowner’s association;

(iii)	if the lease contains an option for the Mortgagor to purchase the fee interest in the land, the purchase is at the Mortgagor’s sole option, there is no time limit within which the option must be exercised and the purchase price is the lower of (x) the current appraised value of the land and (y) the product of the percentage of the total original appraised value that represented the land alone and the appraised value of the land and improvements;

(iv)	the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor; and

(v)	the lessor will provide the mortgagee with at least thirty (30) days notice of the Mortgagor’s default under the lease and give the mortgagee the option to (x) cure the default or (y) take over the Mortgagor’s rights under the lease.

(h)	the lessor may not require a credit review or impose other qualifying criteria on any transferee, mortgagee or sublessee;

(i)	the leasehold estate and the Mortgage may not be impaired by any merger of title between lessor and lessee or by any default of a sublessor; and

(j)	the lease and the leasehold estate meet all of the requirements of FNMA for leasehold loans.

[Other Representations]

57. FHA. Each FHA-insured Mortgage Loan sold hereunder meets all applicable governmental requirements for such insurance. Each such Mortgage Loan purchased hereunder on the basis of a Takeout Commitment meets all requirements of such Takeout Commitment. Seller shall assure that such Mortgage Loans which are intended to be used in the issuance of Mortgage Securities or asset-backed securities shall comply or, prior to the issuance of any such Mortgage Security or asset-backed securities, shall comply with the requirements of the governmental instrumentality, department or agency issuing or guaranteeing such Mortgage Security or asset-backed securities or at least one Takeout Investor that purchases similar Mortgage Loans for securitization and two Rating Agencies.

58. Ginnie Mae. For Mortgage Loans which will be used to back Ginnie Mae Mortgage-backed Securities, Seller has received from Ginnie Mae a Confirmation Notice or Confirmation Notices for Request Additional Commitment Authority and for Request Pool Numbers, and there remains available thereunder a commitment on the part of Ginnie Mae sufficient to permit the issuance of Ginnie Mae Mortgage-backed Securities in an amount at least equal to the amount of such Mortgage Loans designated by Seller as those Mortgage Loans to be used to back such Ginnie Mae Mortgage-backed Securities; each such Confirmation Notice is in full force and effect; each of such Mortgage Loans has been assigned by Seller to one of such Pool Numbers and a portion of the available Ginnie Mae Commitment has been allocated thereto by Seller, in an amount at least equal to such Mortgage Loans; and each such assignment and allocation has been reflected in the books and records of Seller.

Exhibit A

Administrative Costs

All usual and customary cost and expenses incurred by MBF in connection with processing, administering and settling of a Mortgage Loan, currently including without limitation:

(a) an internal allocation for processing expense for each Mortgage Loan in the following amounts (as applicable):

(i)	Mortgage Loan purchased under Section 3.5 with a Dry Funding Documents Package or under Section 3.6 with a Wet Funding Documents Package: $250.00; and

(ii)	Mortgage Loan purchased requiring release of warehouse lender lien and interest held by

(x)	MBF: $100.00 or

(y)	a third party warehouse lender: $100.00.

(b) $500.00 internal allocation for processing files regarding a Mortgage Loan or Mortgage Security repurchased early pursuant to Section 8.2 (unless the repurchase is financed by MBF as Warehouse Lender); and

(c) messenger, overnight courier and wire transfer fees.

Exhibit B

DELETED

Exhibit C

Loan Sale Confirmation

Parties The parties to this Loan Sale Confirmation are the following:

Seller:

Purchaser:	Washington Mutual Bank

Mortgage Loans THE MORTGAGE LOAN(S) COVERED BY THIS LOAN SALE CONFIRMATION ARE LISTED AND DESCRIBED IN THE ATTACHED SCHEDULE OF MORTGAGE LOAN(S).

Sale: For value received, Seller hereby conveys to the Purchaser all rights, title and interest in and to the following

(a) The Mortgage Note and the related Mortgage for each Mortgage Loan; (b) all rights to payment thereunder; (c) all rights related thereto, such as financing statements, guaranties and insurance policies (issued by governmental agencies or otherwise), including (i) mortgage and title insurance policies, (ii) fire and extended coverage insurance policies (including the right, if any, to any return premiums), and (iii) if applicable, FHA insurance and private mortgage insurance and all rights, if any, in escrow deposits consisting of impounds, insurance premiums, or other funds held in account thereof; (d) all right, title and interest of the owner of such loan in the real property, including all improvements thereon, and the personal property (tangible and intangible) that are encumbered by such mortgage (or deed of trust) and/or security agreements; (e) all rights to service, administer and/or collect such loan and all rights to the payment of money on account of such servicing, administration and/or collection appraisals, computer programs, tapes, discs, cards, accounting records, and other books, records, information, and data relating to such loan necessary to the administration or servicing of such loan (subject to Seller’s right to service set forth in the Multifamily and Health Care Mortgage Loan Repurchase Agreement described below); and (f) all accounts, contract rights (including rights under any applicable Takeout Commitment to the extent assignable), and general intangibles constituting or relating to such loan.

Price The price paid for the above-described rights is described (as the “Acquisition Price”) in the attached Schedule of Mortgage Loans.

Seller hereby reaffirms the representations, warranties and covenants made in that certain Multifamily and Health Care Mortgage Loan Repurchase Agreement between Seller and Purchaser with respect to Seller on and as of the Effective Date stated therein and with respect to the sold Mortgage Loans on the Acquisition Date, and it hereby remakes all such representations, warranties and covenants on and as of the Acquisition Date. Subject to the following exceptions with respect to the Mortgage Loans covered by this Loan Sale Confirmation:

Definitions Terms used but not defined herein shall have the meanings assigned to them in the above-referenced Multifamily and Health Care Mortgage Loan Repurchase Agreement.

NAME OF SELLER:

AUTHORIZED SIGNATURE:

NAME AND TITLE:

Schedule to Exhibit C, Loan Sale Confirmation

SCHEDULE OF MORTGAGE LOANS

SELLER:

DATE:

Mortgage Loan					Takeout Funding
Number	Mortgagor Last Name	Principal Amount	Acquisition Price	Takeout Investor	Amount
_______________ _	—	—	—	—	—
________________	—	—	—	—	—
________________	—	—	—	—	—
________________	—	—	—	—	—
________________	—	—	—	—	—
________________	—	—	—	—	—
TOTAL			—		—

THIS FORM NOT NECESSARY IF SELLER IS TRANSMITTING DATA ELECTRONICALLY
Exhibit D

Dry Funding Documents Package

1.	If a Mortgage Loan, or related Mortgage Security, is the subject of a Takeout Commitment, a photocopy of Takeout Commitment, or Takeout Commitment information in format acceptable to MBF, and related document(s) according to the Takeout Commitment Schedule set forth in Exhibit D-1.

2.	The original Mortgage Note as signed and bearing all intervening endorsements, endorsed “Pay to the order of without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

3.	An original Assignment in Blank for the Mortgage Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee by an authorized Person (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

4.	An original Warehouse Lender’s Release (if the Mortgage Loan is subject to a lien held by a third party Warehouse Lender).

5.	Photocopy of Mortgage as signed (with or without recording information on face of document).

Wet Funding Documents Package

1.	If a Mortgage Loan, or related Mortgage Security, is the subject of a Takeout Commitment, a photocopy of Takeout Commitment, or Takeout Commitment information in format acceptable to MBF, and related document(s) according to the Takeout Commitment Schedule set forth in Exhibit D-1.

2.	A photocopy of Assignment in Blank for the Mortgage Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee by an authorized Person (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

3.	Photocopy of Mortgage Note prepared for signature of Mortgagor.

4.	Photocopy of Mortgage prepared for signature of Mortgagor.

5.	Closing Agent’s Wire Instructions.

6.	Photocopy of Escrow Instructions from MBF, acknowledged by Closing Agent.

Exhibit D-1

Takeout Commitment Schedule

Conventional and Fannie Mae DUS Mortgage Loans

•	For a Fannie Mae-committed Conventional Mortgage Loan, the Fannie Mae Multifamily Cash Commitment printed from the MCodes System

•	For a Fannie Mae DUS Mortgage Loan, the Fannie Mae MBS/DUS Commitment printed from the MCodes System

•	For any other Conventional Mortgage Loan or Health Care Mortgage Loan, the Takeout Commitment

•	If a Mortgage Security is to be issued, the Takeout Commitment for the Mortgage Security

•	If a Participation Certificate is to be issued, the Participation and Servicing Agreement

FHA Project Loans and FHA Construction Mortgage Loans

•	FHA Firm Commitment to Insure

•	If no Mortgage Security is to be issued, the Takeout Commitment

•	If a Mortgage Security is to be issued, the Takeout Commitment for the Mortgage Security, together with copies of the Confirmation Notice for Request for Additional Commitment Authority from Ginnie Mae and the Confirmation Notice for Request Pool Numbers

•	For an FHA Construction Mortgage Loan, the Takeout Commitment for each construction loan advance and related FHA Project Mortgage Loan (or, if a Mortgage Security is to be issued backed by the related FHA Project Mortgage Loan, the Takeout Commitment for the Mortgage Securities (construction loan and project loan securities)

•	If a Participation Certificate is to be issued, the Participation and Servicing Agreement

•	For FHA Construction Mortgage Loans, a copy of the Application for Insurance of Advance of Mortgage Proceeds (HUD Form 92403) to be submitted to HUD

Exhibit E

Seller’s Power of Attorney

LIMITED POWER OF ATTORNEY

(“Seller”) has entered into that certain Multifamily and Health Care Mortgage Loan Repurchase Agreement dated as of      , 200     , as the same may be amended or supplemented from time to time (the “Repurchase Agreement”), by and between Seller and WASHINGTON MUTUAL BANK. All capitalized terms not defined herein shall have the meanings given them in the Repurchase Agreement.

Seller hereby appoints Washington Mutual Bank as special attorney-in-fact (“Attorney-in-Fact”) to supply missing Mortgage Note endorsements and missing assignments of Mortgages, on an as needed basis, with regard to Mortgage Loans sold to Washington Mutual Bank pursuant to the Repurchase Agreement; to give notices of its ownership of the Mortgage Loans (and any Mortgage Securities backed by such Mortgage Loans) to any Person, either in the name of Seller or in its own name, to endorse all Mortgages and Mortgage Securities that are payable to the order of Seller, to change or cause to be changed the book entry registration or name of subscriber or investor on any Mortgage Security, or to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Mortgage Loans or Mortgage Securities and to give full discharge for the same.

Attorney-in-Fact accepts such appointment and appoints the persons named on that certain Power of Attorney dated as of      , of which a facsimile is attached hereto and incorporated herein by reference, as same may be amended by Attorney-in-Fact from time to time, as its agents.

This Limited Power of Attorney shall commence and be in full force and effect as of the date hereof and shall remain and be in full force and effect until revoked in writing by Attorney-in-Fact or revoked in writing by Seller, in a format acceptable to Attorney-in-Fact, such as the form of Revocation of Limited Power of Attorney attached hereto as Exhibit E-1, effective as of the date signed by Attorney-in-Fact.

This Limited Power of Attorney is coupled with the interest of Washington Mutual Bank in each such Mortgage Loan as the purchaser and owner thereof pursuant to the terms of the Repurchase Agreement.

Attorney-in-Fact shall exercise the foregoing powers only after notice to the Seller and Seller’s failure to take the action proposed by Attorney-in-Fact in such notice within two (2) Business Days after receipt thereof; provided, however, that no prior notice shall be required as a condition to the Attorney-in-Fact’s exercise of the foregoing powers after the occurrence of a Default or an Event of Default.

Seller hereby covenants and agrees that it will indemnify, defend, and hold harmless the Attorney-in-Fact and its officers acting hereunder from and against any and all claims, demands, or causes of action, in any way associated with or related to the acts performed under this Limited Power of Attorney, other than claims, demands or causes of action arising out of or in connection with the gross negligence or willful misconduct of the Attorney-in-Fact and its officers.

IN WITNESS WHEREOF, this instrument is executed by Seller on this      day of      , 200     .

SELLER:

[     ]

By:
Name:
Title:

STATE OF
COUNTY OF

This instrument was acknowledged before me this day of , 200     , by on behalf of         .

[SEAL]	Notary Public in and for the State of

ACKNOWLEDGED BY ATTORNEY-IN-FACT:

WASHINGTON MUTUAL BANK, a federal association

By:

Name:

Title:

Exhibit E-1

Revocation of Limited Power of Attorney

[date]

WASHINGTON MUTUAL BANK
Attn: Carol A. Robertson
Legal Department
9200 Oakdale Avenue
Chatsworth, CA 91311
Phone: (818) 775-3392
Fax: (818) 349-2734

Reference is made herein to that Limited Power of Attorney granted by (“Seller”) to WASHINGTON MUTUAL BANK, a federal association (“Attorney-in-Fact”) dated as of      , 200     .

This document acknowledges and constitutes that Seller hereby revokes, rescinds, and terminates said Limited Power of Attorney and all authority, rights, and power thereto, effective this date. Grantor hereby reaffirms and agrees that it will indemnify, defend, and hold harmless the Attorney-in-Fact and its officers acting under said Limited Power of Attorney from and against any and all claims, demands, or causes of action, in any way associated with or related to the acts performed under the Limited Power of Attorney. This Revocation of Limited Power of Attorney is effective as of the date signed by Attorney-in-Fact, other than claims, demands or causes of action arising out of or in connection with the gross negligence or willful misconduct of the Attorney-in-Fact and its officers.

Signed under seal as of the date above written:

[ ]
By:

Name:

Title:

STATE OF
COUNTY OF

This instrument was acknowledged before me this      day of      , 200     , by      ,      on behalf of .

[SEAL]	Notary Public in and for the State of

ACKNOWLEDGED BY ATTORNEY-IN-FACT:

WASHINGTON MUTUAL BANK, a federal association

By:

Name:

Title:

Date:

Exhibit F

Warehouse Lender’s Release

Ladies and Gentlemen:

We hereby release all right, interest or claim of any kind with respect to the mortgage loan(s) referenced below, such release to be effective automatically without any further action by any part, upon receipt of payment/funding, in one or more installments, from Washington Mutual Bank, in accordance with the wire instructions which we delivered to you in a letter dated      , 200     , in immediately available funds.

Loan #	Mortgagor	Note Amount Warehouse Amount
Very truly yours, [WAREHOUSE LENDER]

By:

Name:

Title:

Exhibit G

INTENTIONALLY OMITTED

Exhibit H

Compliance Certificate

SELLER:	MMA MORTGAGE INVESTMENT CORPORATION

MBF:	WASHINGTON MUTUAL BANK, a federal association

TODAY’S DATE:	/ /20

REPORTING PERIOD ENDED:	/ /

This certificate is delivered to MBF pursuant to the Multifamily and Health Care Mortgage Loan Repurchase Agreement dated as of      ,      between Seller and MBF (the “Agreement”). All the defined terms of which have the same meanings when used herein.

I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting officer of Seller designated below; (b) to the best of my knowledge, the financial statements of Seller from the period shown above (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Seller as of the end of the Reporting Period and the results of its operations for the Reporting Period; (c) a review of the Agreement and of the activities of Seller during the Reporting Period has been made under my supervision with a view to determining Seller’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature and period of existence of each Default or Event of Default, if any, and what action Seller has taken, is taking, and proposes to take with respect to each); and (d) the calculations described herein evidence that Seller is in compliance with the requirements of Sections 13.11, 13.12, 13.13, and 13.14 of the Agreement at the end of the Reporting Period (or if Seller is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Seller proposes to take with respect thereto).

MMA MORTGAGE INVESTMENT CORPORATION

By:

Name:

Title:

The Company:	MMA MORTGAGE INVESTMENT CORPORATION

Reporting Date:	—

All financial calculations set forth herein are as of the Reporting Date.

I. ADJUSTED TANGIBLE NET WORTH
A. Adjusted Tangible Net Worth of the Company is:

GAAP Net Worth	$	______________

Plus: .75 times Fair Market Value of Servicing Portfolio (from Section III Below):	$	______________

Minus: Advances/loans to owners, officers, Affiliates Minus: Organizational costs net of accumulated amortization	$	______________
Minus: Servicing contracts net of accumulated		$—
amortization		$—
Minus: Intangible Assets		$—

ADJUSTED TANGIBLE NET WORTH	$	______________

B. Requirements of the Agreement: THE MINIMUM ADJUSTED TANGIBLE NET WORTH OF THE COMPANY IS TWENTY-SEVEN MILLION AND NO/100 DOLLARS ($27,000,000.00)

C. Covenant Satisfied: __________ Covenant Not Satisfied: __________

II. DEBT SERVICE COVERAGE RATIO

D. Earnings Before Interest, Depreciation and Amortization minus E. Non-cash revenues pursuant to application of FAS 140 or similar GAAP requirement to F. Mandatory principal payments of Indebtedness of Seller		—
Plus		—
G. GAAP interest expense of Seller		—
H. The Debt Service Coverage Ratio is:	_________ to 1

I. Requirements of the Agreement: THE MINIMUM DEBT SERVICE COVERAGE RATIO IS 1.15 TO 1

J. Covenant Satisfied: __________ Covenant Not Satisfied: __________

II. SERVICING PORTFOLIO

A. Servicing Portfolio of the Company is:

Unpaid principal balance of Mortgage Loans whose Servicing Contracts are owned by the Company:	$	______________

Minus: The unpaid principal balance of Mortgage Loans serviced by the Company for others under subservicing arrangements:	$	______________

Minus: The unpaid principal balance of Mortgage Loans that are construction loans (other than construction loans to be converted to permanent loans and serviced by the Company)	$	______________

SERVICING PORTFOLIO		$—

B. Requirements of the Agreement: THE MINIMUM SERVICING PORTFOLIO OF THE COMPANY IS TWO BILLION SEVEN HUNDRED MILLION AND NO/100 DOLLARS ($2,700,000,000.00).

C. Covenant Satisfied: __________ Covenant Not Satisfied: __________

III. LIQUID ASSETS OF THE COMPANY

A. Cash, funds on deposit in accounts with any bank located in the United States (net of the aggregate amount payable under all outstanding and unpaid checks, drafts and similar items drawn by a Person against those accounts for all purposes), investment grade commercial paper, money market funds and marketable securities.		$—

LIQUID ASSETS		$—

B. Requirements of the Agreement: LIQUID ASSETS SHALL NOT BE LESS THAN FIVE HUNDRED THOUSAND plus an amount equal to .001% of the unpaid principal balance of Fannie Mae DUS Mortgage Loans whose Servicing Contracts are owned by Seller at such date.

C. Covenant Satisfied: __________ Covenant Not Satisfied: __________

Exhibit J

Delivery Procedures

No later than 11:00a.m. (Central Time) on the date the Takeout Investor must receive the Mortgage Loan or related Mortgage Security pursuant to the Takeout Commitment, MBF must receive the following:

(1)	Signed Shipping Instructions for the delivery of the Mortgage, including the following:

(a)	Name and address of the Takeout Investor (or third party) to which the Credit File or other Mortgage Loan documents are to be shipped, the desired shipping date and the preferred method of delivery;

(b)	Name of project securing the Mortgage Loan;

(c)	Date by which the Takeout Investor (or the third party) must receive the Mortgage Loan or Mortgage Security; and

(d)	Instructions for endorsement of the Mortgage Note or Mortgage Security.

(2)	For an FHA Construction Mortgage Loan or an FHA Project Mortgage Loan, the following additional documents must be received:

(a)	For cash payments, the signed original Wire Transfer Authorization for a Cash Delivery, showing MBF as interim funder and specifying the Account as the receiving account for loan purchase proceeds; and

(b)	Completed, but not signed, Release of Interest, to be signed by MBF.

(c)	If a Mortgage Security is to be issued by Freddie Mac, a Release of Interest with security wire instructions completed, instructing Freddie Mac to deliver the Mortgage Security to MBF’s custody account.

(d)	If a Mortgage Security is to be issued, completed and signed Security Delivery Instructions, in the form attached as Schedule I to this Exhibit.

(3)	For other Fannie Mae Mortgage Loans and Fannie Mae DUS Mortgage Loans, the following additional documents must be received:

(a)	Executed Bailee Letter (in form approved by Fannie Mae and MBF).

(b)	For cash payments, the signed original Wire Transfer Request or Fannie Mae Wiring Instructions printed from the MCodes System, specifying the Account as the receiving account for loan purchase proceeds.

(c)	If a Mortgage Security is to be issued by Fannie Mae, a copy of the Fannie Mae Wiring Instructions printed from the MCodes System, instructing Fannie Mae to issue the Mortgage Security in Seller’s name and to deliver the Mortgage Security to MBF’s custody account at .

(d)	If a Mortgage Security is to be issued, completed and signed Security Delivery Instructions, in the form attached as Schedule I to this Exhibit.

(4)	The remainder of those documents in the Credit File, or other Mortgage Loan documents, required for shipping to the Takeout Investor (or third party) as specified by the Takeout Investor or in the applicable Takeout Commitment or Seller/Servicer Guide.

Unless otherwise agreed in writing with Seller, if there is no Default or Event of Default then pending, MBF exclusively will deliver the Mortgage Note or Mortgage Security (as applicable) and other original documents required by this Exhibit evidencing the Mortgage Loan, together with a Bailee Letter, to the Takeout Investor or a third party approved by Seller and MBF. Upon instruction by Seller, MBF will complete the endorsement of the Mortgage Note or Mortgage Security (as applicable). If no Mortgage Security is to be issued, MBF will deliver the Mortgage Note and the other documents required for shipping to the Takeout Investor (or third party) as specified by the Takeout Investor or in the applicable Seller/Servicer Guide with a Bailee Letter to the Takeout Investor that issued the Takeout Commitment for the Mortgage Loan or Mortgage Security. If a Mortgage Security is to be issued, MBF will deliver the Mortgage Note and the other documents required for shipping.

SECURITY DELIVERY INSTRUCTIONS

INSTRUCTIONS MUST BE RECEIVED 2 BUSINESS DAYS IN ADVANCE OF PICK-UP/DELIVERY

     BOOK-ENTRY DATE: __________________                                               SETTLEMENT DATE: __________________

ISSUER: ______________________________                                                 SECURITY: $__________________________

NO. OF CERTIFICATES: ________________                                                  1) ____________________________________

                                                                                       2) ____________________________________

                                                                                       3) ____________________________________

CUSIP NO. ____________________________                                                 Coupon Rate:
                                                                                       ------------

Pool No. ____________                  MI No. ___                                      Maturity Rate (M/DY):
                                                                                       ---------------------

Issue Date (M/D/Y): _____________________

POOL TYPE (Circle one)

   Ginnie Mae:                       GINNIE MAE I                                GINNIE MAE II

   Freddie Mac:                        FIXED ARM                                 DISCOUNT NOTE

   Fannie Mae:                         FIXED ARM                                 DISCOUNT NOTE                               DEBENTURES                     REMIC

                                                                                       (   ) Versus Payment
                                                                                       DVP AMOUNT $__________________
DELIVER TO:                                                                            (   ) Free Delivery
-----------

                                                                                       (   ) Versus Payment
                                                                                       DVP AMOUNT $__________________
DELIVER TO:                                                                            (   ) Free Delivery
-----------

                                                                                       (   ) Versus Payment
                                                                                       DVP AMOUNT $__________________
DELIVER TO:                                                                            (   ) Free Delivery
-----------

AUTHORIZED SIGNATURE:
---------------------
TITLE:
------

Directory of Defined Terms

“Acquisition Date”
“Acquisition Price”
“Act of Insolvency”
“Adjusted Tangible Net Worth”
“Administrative Costs”
“Affiliate”
“Agencies”
“Agency Guidelines”
“Agency Security”
“Agreement”
“Annual Reporting Date”
“Approved Custodian”
“Assignment in Blank”
Section 1 Section 1, Annex 1, Annex 3 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Annex 1 Section 1 Section 1

“Bailee Letter” “Business Day”	Section 1 Section 1

“Capitalized Lease” “Capitalized Rentals” “Confidential Information” “Conventional Mortgage Loan” “Credit File” “Current Assets” “Current Liabilities” “Current Ratio” “Custodial Account”	Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1

“Debt” “Default” “Default Rate” “Defective Mortgage Loan” “Dry Funding Documents Package” “DUS Program”	Section 1 Section 1 Annex 1 Section 1 Section 1 Section 1

“Early Repurchase Date” “Effective Date” “Eligible Bank” “Eligible Mortgage Loan” “Eligible Mortgage Pool” “ERISA” “Event of Default”	Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1, Annex 1

“Fannie Mae” “Fannie Mae DUS Mortgage Loan” “Fannie Mae DUS Mortgage Loan Sublimit” “FDIC” “FHA” “FHA Construction Mortgage Loan” “FHA Project Mortgage Loan” “Freddie Mac”	Section 1 Section 1 Annex 3 Section 1 Section 1 Section 1 Section 1 Section 1

“GAAP” “Ginnie Mae” “Health Care Facility” “Health Care Mortgage Loan” “Hedging Arrangement” “HUD” “HUD 241 Mortgage Loan” “HUD 241 Program”	Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1

“Indebtedness” “Investment Return Rate”	Section 1 Section 1, Annex 1

“LIBOR Rate” “Lien” “Litigation” “Loan Purchase Detail” “Loan Sale Confirmation”	Section 1 Section 1 Section 1 Section 1 Section 1

“Margin Stock”
“Material Adverse Change”
“Maximum Takeout Commitment
Expiration Date”
“MBF”
“Mortgage”
“Mortgage Loan”
“Mortgage Note”
“Mortgage Note Rate”
“Mortgage Pool”
“Mortgage Security”
“Mortgage-backed Security”
“Mortgaged Property”
“Mortgagor”
“Multifamily Mortgage Loan”
“Multifamily Property”
Section 1 Section 1 Annex 1, Annex 3 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1

“NASD”	Section 1

“OTS”	Section 1

“Par Value” “Participation Certificate” “Person” “Post-Origination Period” “Property Charges”	Section 1 Section 1 Section 1 Section 1 Section 1

“Quarterly Reporting Date”	Annex 1

“Regulatory Authority” “Remittance Date” “Repurchase Date” “Repurchase Price” “Requirement of Law”	Section 1 Annex 1 Section 1 Section 1 Section 1

“Scheduled Repurchase Date”
“SEC”
“Seller”
“Seller’s Account”
“Seller’s Concentration Limit”
“Seller’s Funding Account”
“Seller’s Operating Account”
“Seller’s Power of Attorney”
“Servicing Contract”
“Servicing Fee”
“Servicing Portfolio”
“Settlement Amount”
“Shipping Instructions”
“Statement Date”
“Subordinated Debt”
“Subsidiary”
“Successor Servicer”
“Successor Servicer Costs”
Section 1, Annex 1 Section 1 Section 1 Section 1 Annex 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1

“Takeout Commitment” “Takeout Commitment Price” “Takeout Funding” “Takeout Funding Advice” “Takeout Funding Date” “Takeout Guidelines” “Takeout Investor” “Tangible Net Worth” “Term”	Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1 Section 1

“UCC” “Undesignated Loan”	Section 1 Annex 3

“VA”	Section 1

“Warehouse Lender” “Warehouse Lender’s Release” “Warehouse Lender’s Wire Instructions” “Washington Mutual” “Wet Funding” “Wet Funding Deadline” “Wet Funding Documents Package”	Section 1 Section 1 Section 1 Section 1 Section 1 Annex 1 Section 1

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